                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                 SCT SOFTWARE & RESOURCE MANAGEMENT CORPORATION
                            (a Delaware corporation),

                              ABT ACQUISITION CORP.
                          (a Pennsylvania corporation),

                       APPLIED BUSINESS TECHNOLOGIES, INC.
                        (a Pennsylvania corporation), AND

           THE SECURITYHOLDERS OF APPLIED BUSINESS TECHNOLOGIES, INC.



                                JANUARY 29, 2002

                                TABLE OF CONTENTS
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1 .Definitions....................................................................................................1

2. The Merger....................................................................................................10

         2.1.     The Merger.....................................................................................10
         2.2.     Merger Consideration...........................................................................10
         2.3.     Escrow Amount..................................................................................11
         2.4.     Merger Consideration Adjustments...............................................................12
         2.5.     Effect of the Merger...........................................................................13
         2.6.     Consummation of the Merger.....................................................................13
         2.7.     Articles of Incorporation; By-Laws; Directors and Officers.....................................13
         2.8.     Conversion of Securities in the Merger.........................................................13
         2.9.     Dissenting Shares..............................................................................14
3. Closing.......................................................................................................15

         3.1.     Location; Date.................................................................................15
         3.2.     Deliveries.....................................................................................15
         3.3.     Executive Employment Agreements................................................................17
         3.4.     Termination....................................................................................17
4. Representations and Warranties of ABT, the Principal Securityholder and the Securityholders...................17

         4.1.     Organization and Standing......................................................................17
         4.2.     Charter Documents..............................................................................17
         4.3.     Capitalization and Ownership...................................................................18
         4.4.     Authority and Binding Effect...................................................................19
         4.5.     Validity of the Transactions...................................................................19
         4.6.     Restrictions...................................................................................19
         4.7.     Third-Party Options............................................................................19
         4.8.     Financial Statements; Books of Account.........................................................19
         4.9.     Taxes..........................................................................................20
         4.10.    Undisclosed Liabilities........................................................................22
         4.11.    Intellectual Property..........................................................................22
         4.12.    Accounts Receivable............................................................................25
         4.13.    Inventory......................................................................................26
         4.14.    Title to Assets; All Tangible Assets...........................................................26
         4.15.    Condition of Assets............................................................................26
         4.16.    Real Property..................................................................................26
         4.17.    Contracts......................................................................................26
         4.18.    Employees/Independent Contractors..............................................................28
         4.19.    Licenses.......................................................................................29
         4.20.    Compliance with Law and Court Orders...........................................................29
         4.21.    Claims.........................................................................................29
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                                       -i-
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         4.22.    Insurance......................................................................................29
         4.23.    Labor Matters..................................................................................30
         4.24.    Employee Benefit Plans.........................................................................30
         4.25.    Transactions with Affiliates...................................................................33
         4.26.    Absence of Certain Changes.....................................................................33
         4.27.    Environmental Matters..........................................................................34
         4.28.    Additional Information.........................................................................35
         4.29.    Corporate Records..............................................................................35
         4.30.    Broker's or Finder's Fee.......................................................................36
         4.31.    Relationship With Customers....................................................................36
         4.32.    Product or Service Liability...................................................................36
         4.33.    Product and Service Warranties.................................................................36
         4.34.    Statements and Other Documents Not Misleading..................................................36
         4.35.    Personal Guaranties............................................................................37
5. Representations and Warranties of SCT.........................................................................37

         5.1.     Organization and Standing......................................................................37
         5.2.     Authority and Binding Effect...................................................................37
         5.3.     Validity of Contemplated Transactions..........................................................37
6. Pre-Closing Covenants.........................................................................................37

         6.1.     Access.........................................................................................37
         6.2.     No Solicitation, Etc...........................................................................38
         6.3.     Operation of the Business......................................................................38
         6.4.     Update of Schedules............................................................................39
         6.5.     Telephone Service and Internet Access..........................................................39
         6.6.     Benefit Plans..................................................................................40
         6.7.     Securityholder Signatures......................................................................40
         6.8.     Consents, Further Assurances...................................................................40
7. Post-Closing Covenants........................................................................................40

         7.1.     Confidential Information.......................................................................40
         7.2.     Moldoff Personal Guaranties....................................................................40
         7.3.     Benefit Plans..................................................................................41
         7.4.     Further Assurance..............................................................................41
8. Conditions Precedent to Obligations of SCT and Acquisition Sub................................................41

         8.1.     Required Consents..............................................................................41
         8.2.     Ancillary Documents............................................................................41
         8.3.     Representations and Warranties; Performance of Obligations.....................................41
         8.4.     ABT Secretary's Certificate....................................................................41
         8.5.     Material Adverse Changes.......................................................................42
         8.6.     Minimum 12/31/01 Net Worth Amount..............................................................42
         8.7.     Legal Matters..................................................................................42
         8.8.     SCD Legal Opinion..............................................................................42
         8.9.     Counterpart Signature Pages....................................................................42
         8.10.    Anti-Dilution..................................................................................42
         8.11.    Merger Filing..................................................................................43

                                      -ii-
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9. Conditions Precedent to Obligations of ABT, the Principal Securityholder and the Securityholders..............43

         9.1.     Merger Filings.................................................................................43
         9.2.     Ancillary Documents............................................................................43
         9.3.     SCT's Representations and Warranties; Performance of Obligations...............................43
         9.4.     Acquisition Sub's Representations and Warranties; Performance of Obligations...................43
         9.5.     SCT Secretary's Certificate....................................................................43
         9.6.     Acquisition Sub Secretary's Certificate........................................................44
         9.7.     Pepper Legal Opinion...........................................................................44
10. Indemnification..............................................................................................44

         10.1.    By ABT, the Principal Securityholder and the Securityholders (severally but not individually)..44
         10.2.    By ABT, the Principal Securityholder and the Securityholders (individually and severally)......46
         10.3.    By SCT, Acquisition Sub and the Surviving Corporation..........................................46
         10.4.    Procedure for Claims...........................................................................46
         10.5.    Claims Period..................................................................................48
         10.6.    Third Party Claims.............................................................................48
         10.7.    Escrow; Right of Offset........................................................................49
         10.8.    Survival Period................................................................................49
         10.9.    No Contribution/Indemnification................................................................49
         10.10.   Specific Limitation on Indemnified SCT Parties Right to Indemnity..............................49
         10.11.   Characterization of Indemnification Payments...................................................50
11. Public Announcements.........................................................................................50

12. Miscellaneous................................................................................................50

         12.1.    Tax Matters....................................................................................50
         12.2.    Contents of Agreement..........................................................................52
         12.3.    Amendment, Parties in Interest, Assignment, Etc................................................52
         12.4.    Interpretation.................................................................................52
         12.5.    Specific Performance...........................................................................52
         12.6.    Dispute Resolution.............................................................................53
         12.7.    Expenses.......................................................................................53
         12.8.    The Securityholders' Representative............................................................53
         12.9.    Notices........................................................................................53
         12.10.   Governing Law..................................................................................55
         12.11.   Counterparts...................................................................................55

                                     -iii-

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER dated January 29, 2002, by and among SCT SOFTWARE & RESOURCE MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("SCT"), ABT ACQUISITION CORP., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("Acquisition Sub"), APPLIED BUSINESS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("ABT"), and the securityholders of ABT set forth on SCHEDULE 1 attached hereto (collectively, the "Securityholders" and individually a "Securityholder").

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania BCL"), SCT, Acquisition Sub and ABT desire to enter into a business combination transaction pursuant to which Acquisition Sub will merge with and into ABT (the "Merger");

                  WHEREAS, the Board of Directors of ABT and Acquisition Sub have adopted a resolution approving the Agreement in accordance with the Pennsylvania BCL;

                  WHEREAS, each of (i) SCT, as the sole stockholder of Acquisition Sub in accordance with the Pennsylvania BCL, and (ii) a majority of the votes cast by all of the shareholders of ABT, in accordance with the Pennsylvania BCL, has adopted this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, hereby agree as follows:

1. Definitions.

                  For convenience, defined terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms shall be equally applicable to both the singular and plural forms of the terms defined).

                  "ABT" is defined in the Introduction.

                  "ABT's 12/31/01 Net Book Value" means the book value of the total assets (within the meaning of GAAP) of ABT as of December 31, 2001, minus the sum of the total liabilities (within the meaning of GAAP) of ABT (other than $103,000 of accrued stock compensation) as of December 31, 2001. Notwithstanding the preceding, any expenses associated with the exercise of the Convertible Securities other than the Preferred Warrants shall not be taken into consideration in calculating ABT's 12/31/01 Net Book Value.

                  "ABT Common Stock" is defined in Section 4.3.1.

                  "ABT Executives" shall mean Robert Moldoff, James Sears, Bruce Bleiman, Renee Pacini Angela Lau and Troy Starcher.

                  "ABT Information Technology" is defined in Section 4.11.15.

                  "ABT Preferred Stock" is defined in Section 4.3.1.

                  "ABT President, the Principal Securityholder and the Securityholders' Certificate" is defined in Section 8.3.

                  "ABT Products" is defined in Section 4.11.1.

                  "ABT Secretary's Certificate" is defined in Section 8.4.

                  "ABT SOP" is defined in Section 10.10.

                  "Accounts Receivable" means, as of any specified date, any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables.

                  "Acquisition Sub" is defined in the Introduction.

                  "Acquisition Sub Officer's Certificate" is defined in
Section 9.4.

                  "Acquisition Sub Secretary's Certificate" is defined in
Section 9.6.

                  "Action" is defined in Section 10.6.

                  "Adjustment Payment Date" is defined in Section 2.4.3.

                  "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of twenty percent (20%) or more of the voting stock or other equity interest shall be deemed to constitute control.

                  "Agreement" means this Agreement and Plan of Merger, including all schedules and exhibits hereto.

                  "Articles of Merger" is defined in Section 2.6.

                  "As-Converted Share Number" shall mean the sum of (i) the number of shares of ABT Common Stock issued and outstanding as of the Effective Time, and (ii) the aggregate number of shares of ABT Common Stock that all shares of ABT Preferred Stock (not including the exercise of any Preferred Warrants) would be convertible into as of the Effective Time.

                  "Assets" means all of ABT's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.

                  "Association" is defined in Section 12.6.2.

                  "Auditors" means a firm of independent certified public accountants of recognized national standing mutually agreeable to SCT and the Principal Securityholder.

                  "Balance Sheet Date" is defined in Section 4.8.1.

                  "Bradford College Payments" shall mean all amounts received by ABT, the Surviving Corporation and SCT from Bradford College or its receivers, successors or assigns resulting from ABT's judgment obtained in litigation against Bradford College.

                  "Business" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, liquidity, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of ABT.

                  "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

                  "Cap" is defined in Section 10.4.3.

                  "CERCLA" is defined in Section 4.27.

                  "Charter Documents" means an entity's certificate or articles of incorporation or formation, by-laws, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

                  "Claim Notice" is defined in Section 10.4.1.

                  "Claim Response" is defined in Section 10.4.1.

                  "Closing" is defined in Section 3.1.

                  "Closing Date" is defined in Section 3.1.

                  "Closing Payment" is defined in Section 2.2.2.

                  "Closing Preferred Stock Payment" is defined in Section 2.2.1.

                  "Closing Preferred Stock Per Share Payment" shall mean an amount equal to a fraction (rounded to the nearest cent), the numerator of which shall be the Closing Preferred Stock Payment, and the denominator of which shall be the number of shares of ABT Preferred Stock issued and outstanding as of the Effective Time.

                  "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Confidential Information" means any business, technical or other information of a party, including without limitation trade secrets, proprietary information, know how, formulae, patterns, lists, compilations, devices, methods, techniques or processes, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from disclosure or use of the information.

                  "Contract" means any written or oral contract, agreement, license, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.

                  "Convertible Security" or "Convertible Securities" is defined in Section 2.8.4.

                  "Convertible Securities Aggregate Exercise Price" means an amount equal to the aggregate exercise price for all of the Convertible Securities.

                  "Copyrights" means all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.

                  "Counterpart Signature Page" is defined in Section 6.7.

                  "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

                  "Current Balance Sheet" is defined in Section 4.8.1.

                  "Customer Contracts" means all Contracts which provide for the sale or supply of products and/or the performance of services by ABT for its customers.

                  "Damages" is defined in Section 10.1.1.

                  "Date/Time Compliant" is defined in Section 4.11.15.

                  "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

                  "Dissenting Shares" is defined in Section 2.9.1.

                  "Distributor Agreements" is defined in Section 4.11.2.

                  "Effective Time" is defined in Section 2.6.

                  "Employee Releases" is defined in Section 3.2.1.

                  "Employee Securityholders" is defined in Section 3.2.1.

                  "Employees" is defined in Section 4.18.1.

                  "Employment and Withholding Taxes" means any employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Taxes, including any deficiencies in respect thereof, required to be withheld and/or paid by or on behalf of ABT in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, provided, however, that such term shall not include the employer's portion of Social Security and Medicare payments due under the Federal Insurance Contributions Act, any federal unemployment insurance payments due under the Federal Unemployment Tax Act, or any state unemployment insurance payments, in each case payable in respect of the portion of the Merger Consideration payable to the Securityholders who acquired Shares or Convertible Securities pursuant to any equity-based incentive compensation plan set forth on
SCHEDULE 4.24.

                  "Environmental Claims" is defined in Section 4.27.

                  "Environmental Laws" is defined in Section 4.27.

                  "Environmental Permit" is defined in Section 4.27.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                  "ERISA Affiliate" means any person, that together with ABT, is or was at any time treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

                  "Escrow Agent" means J.P. Morgan Trust Company, National Association.

                  "Escrow Agreement" is defined in Section 2.3.

                  "Escrow Amount" is defined in Section 2.3.

                  "Escrow Period" is defined in Section 2.3.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Executive Employment Agreement" is defined in Section 3.3.

                  "Expiration Date" is defined in Section 10.5.

                  "Financial Statements" is defined in Section 4.8.

                  "Fully Diluted Payment Amount" shall mean the amount determined by (x) first computing the difference between (i) Sixteen Million Six Hundred Sixty Five Thousand Dollars ($16,665,000) and (ii) the Closing Preferred Stock Payment, and then (y) adding to such amount the Convertible Securities Aggregate Exercise Price.

                  "Fully Diluted Per Share Amount" shall mean an amount equal to a fraction (rounded to the nearest cent), the numerator of which shall be equal to the Fully Diluted Payment Amount, and the denominator of which shall be the Fully Diluted Share Number

                  "Fully Diluted Share Number" shall mean the sum of (i) the number of shares of ABT Common Stock issued and outstanding as of the Effective Time, (ii) the aggregate number of shares of ABT Common Stock that all shares of ABT Preferred Stock (assuming the exercise of all Preferred Warrants) would be convertible into as of the Effective Time and (iii) the aggregate number of shares of ABT Common Stock that all Convertible Securities (other than Preferred Warrants) would be exercisable for as of the Effective Time.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Hazardous Material" is defined in Section 4.27.

                  "Indemnified Party" is defined in Section 10.4.1.

                  "Indemnified SCT Party" is defined in Section 10.1.

                  "Indemnified ABT Party" is defined in Section 10.3.

                  "Indemnitor" is defined in Section 10.4.1.

                  "Initial Escrow Deposit" is defined in Section 2.3.

                  "Intellectual Property" is defined in Section 4.11.1.

                  "Inception Date" is defined in Section 4.9.5.

                  "Internal Financial Statements" is defined in Section 4.8.

                  "Law" means any statute, law, ordinance, code, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering environmental, energy, safety, health, information technology, tax, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

                  "Lease" and "Leases" are defined in Section 4.16.

                  "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

                  "Licenses" means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any governmental or regulatory body or authority.

                  "Liens" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

                  "Liquidated Claim Notice" is defined in Section 10.4.1.

                  "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

                  "Material Adverse Change Certificate" is defined in
Section 8.5.

                  "Material Adverse Effect" means a material adverse effect on ABT or the Business.

                  "Merger" is defined in the Introduction.

                  "Merger Consideration" is defined in Section 2.2.1.

                  "Merger Consideration Adjustment" is defined in Section 2.4.2.

                  "Moldoff Employment Agreement is defined in Section 3.2.1.

                  "Moldoff Personal Guaranties" is defined in Section 4.35.

                  "Nonemployee Releases" is defined in Section 3.2.1.

                  "Nonemployee Securityholders" is defined in Section 3.2.1.

                  "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

                  "Other Employment Agreements" is defined in Section 6.9.

                  "Overlap Period" is defined in Section 12.1.2.

                  "PBGC" is defined in Section 4.24.5.

                  "Patents" means all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional applications, continuations and continuations-in-part thereof.

                  "Pennsylvania BCL" is defined in the Introduction.

                  "Pepper" is defined in Section 9.7.

                  "Pepper Legal Opinion" is defined in Section 9.7.

                  "Permitted Liens" means (i) liens for Taxes, assessments or similar charges to the extent not yet due and payable; (ii) liens of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business; (iii) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any real property, in each case of record, visible upon a physical inspection of the real property or otherwise made known to SCT and (iv) liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are not material in amount and which do not adversely affect ABT's use of the property subject thereto.

                  "Person" means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

                  "Plans" is defined in Section 4.24.1.

                  "Preferred Designation Amendment" is defined in Section 8.10.

                  "Preferred Shareholders' Waivers" is defined in Section 8.10.

                  "Preferred Shareholders" is defined in Section 2.2.1.

                  "Preferred Warrants" is defined in Section 2.8.4.

                  "Prime Rate" means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

                  "Principal Securityholder" means David Moldoff.

                  "Proprietary Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures, improvements, proprietary and Confidential Information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
(iii) all Copyrights; (iv) all domain names, URLs and other names and locators associated with the Internet; (v) all mask works; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
(viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; (x) all Software; (xi) all modifications and improvements to and derivatives of any of the foregoing; and (xii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "Qualified Plan" is defined in Section 4.24.3.

                  "Required Consents" is defined in Section 4.5.

                  "Response Period" is defined in Section 10.4.1.

                  "Reviewed Financial Statements" is defined in Section 4.8.

                  "SCD" is defined in Section 8.8.

                  "SCD Legal Opinion" is defined in Section 8.8.

                  "SCT" is defined in the Introduction.

                  "SCT Officer's Certificate" is defined in Section 9.3.

                  "SCT Secretary's Certificate" is defined in Section 9.5.

                  "Second Stage Merger" means the merger of ABT with and into SCT, which shall be consummated on or after the Closing Date.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Securityholders" is defined in the Introduction.

                  "Shares" is defined in Section 2.2.1.

                  "Signed Executive Employment Agreements" is defined in
Section 3.3.

                  "Smith Dilutive Issuance" is defined in Section 8.10.

                  "Software" means any and all computer software and code, including assemblers, applets, compilers, objects, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings, programmer's notes, documentation and any and all other material related to the Software.

                  "Surviving Corporation" is defined in Section 2.1.

                  "Taxes" shall mean (i) all federal, state, local or foreign taxes, duties, charges, fees, contributions, levies or other assessments imposed by any governmental agency, authority or body, including but not limited to income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, social security, unemployment, insurance, disability, workers' compensation, customs, alternative, add-on minimum, estimated and franchise taxes, and any other taxes, duties, charges, fees, contributions, levies or other assessments imposed by a governmental agency, authority or body (including any interest, penalties or additions to tax or additional amounts attributable to or imposed on or with respect to any of the foregoing) and (ii) any liability to any other Person (other than a governmental agency, authority or body) for or in respect of any of the foregoing items, either by operation of applicable Law or under any agreement or arrangement, whether or not written, providing for the allocation, sharing or indemnification of any of the foregoing items.

                  "Tax Returns" means all reports, forms, declarations, returns, statements (including estimated reports, forms, declarations, returns or statements) and other similar documents required to be filed or delivered with respect to any Taxes.

                  "Third Anniversary" means the Business Day immediately preceding the three-year anniversary of the Closing Date.

                  "Threshold Amount" is defined in Section 10.4.3.

                  "Transaction Documents" means this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof.

                  "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

                  "12/31/01 Net Book Value Calculation" is defined in
Section 2.4.1.

                  "Unliquidated Claim" is defined in Section 10.4.1.

                  "WARN" is defined in Section 4.23.4.

                  "Wire Accounts" means with respect to any Securityholder, the account capable of accepting wire transfers of immediately available funds designated by such Securityholder to SCT in writing not later than five (5) days prior to the date on which the wire transfer is to be made.

                  "Worker Confidentiality Agreements" is defined in
Section 3.2.1.

2. The Merger

         2.1. The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the relevant provisions of the Pennsylvania BCL, at the Effective Time, Acquisition Sub shall be merged with and into ABT, the separate existence of Acquisition Sub shall cease, and ABT shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         2.2. Merger Consideration.

              2.2.1. Subject to Section 2.4, the aggregate consideration (the "Merger Consideration") payable by SCT and/or Acquisition Sub at the Effective Time for (i) all of the issued and outstanding shares of capital stock of ABT (the "Shares") and (ii) all of the Convertible Securities, shall be equal to Sixteen Million Six Hundred Sixty Five Thousand Dollars ($16,665,000.00) in cash.

                     (a) The Merger Consideration includes as a component thereof an amount equal to the sum of (i) Two Hundred Thirty Seven Thousand Five Hundred Six Dollars and Six Cents ($237,506.35) plus (ii) the product of (A) Forty Three Dollars and Fifteen Cents ($43.15) multiplied by (B) the number of calendar days in the period beginning on the date after the date hereof and ending on the Closing Date, representing an amount equal to all of the accrued and unpaid dividends of the ABT Preferred Stock for all periods up to and including the Closing Date (collectively, the "Closing Preferred Stock Payment").

                     (b) Subject to Section 2.3, the holders of ABT Preferred Stock (the "Preferred Shareholders") shall be entitled to receive the Closing Preferred Stock Payment in such percentage as to be determined by multiplying the Closing Preferred Stock Payment by each Preferred Shareholder's respective ownership percentage of ABT Preferred Stock.

              2.2.2. At the Effective Time, SCT shall deliver to the Securityholders, as set forth on SCHEDULE 1 attached hereto, the Merger Consideration, less the Escrow Amount, less any applicable Employment and Withholding Taxes, as determined by SCT (collectively, the "Closing Payment").

                     (a) SCT or the Surviving Corporation shall pay over such Employment and Withholding Taxes to the appropriate governmental authorities, and SCT or the Surviving Corporation shall file or deliver any Tax Return required to be filed or delivered in respect thereof. SCT, Acquisition Sub or the Surviving Corporation shall have no obligation to pay any additional amounts to any Securityholder in respect of any Employment and Withholding Taxes.

                     (b) The Closing Payment shall be payable, in SCT's or Acquisition Sub's sole discretion, via bank check or wire transfer of immediately available funds to the Wire Accounts designated by the Securityholders. SCHEDULE 1 attached hereto shall list next to each Securityholders' name: (i) the address of such Securityholder; (ii) the social security number of such Securityholder; (iii) the amount of cash to be received by such Securityholder at Closing, (iv) the amount by which such Securityholder's allocable portion of the Merger Consideration shall be reduced by cash being deposited into escrow at Closing and (v) the amount by which such Securityholder's allocable portion of the Merger Consideration shall be reduced by cash, if any, being retained in respect of Employment and Withholding Taxes.

         2.3. Escrow Amount. Fifteen percent (15%) of the Merger Consideration, as indicated on SCHEDULE 1 (the "Initial Escrow Deposit"), plus any Bradford College Payments shall be deposited into escrow (collectively, the "Escrow Amount"), with the Escrow Agent in accordance with the terms of an Escrow Agreement, the form of which is attached hereto as EXHIBIT A (the "Escrow Agreement"), until the two-year anniversary of the Closing Date (the "Escrow Period") as security for a Merger Consideration Adjustment as set forth in
Section 2.4 and the indemnification obligations of the Principal Securityholder and the Securityholders set forth in Section 10. The Initial Escrow Deposit shall be deposited into escrow at the Closing. Any Bradford College Payments shall be deposited into escrow upon the later of (i) the Closing Date or (ii) receipt by the Surviving Corporation or SCT. In accordance with the terms of the Escrow Agreement, within 30 days following the expiration of the Escrow Period, the Escrow Amount (or, as the case may be, the balance thereof remaining after application of the right of set-off as provided in Sections 2.4.1 and 10 hereof) shall, to the extent not subject to claims by SCT, be delivered to the Securityholders.

         2.4. Merger Consideration Adjustments.

              2.4.1. 12/31/01 Net Book Value.

                     (a) As soon as reasonably practicable following the Closing Date, SCT shall compute and provide to the Principal Securityholder its calculation of ABT's 12/31/01 Net Book Value (the "12/31/01 Net Book Value Calculation"). The 12/31/02 Net Book Value Calculation shall become final and binding upon the parties unless within seven (7) days following submission to the Principal Securityholder, the Principal Securityholder notifies SCT of his objection thereto in writing, providing reasonable specificity as to the basis for his objection. If the Principal Securityholder so notifies SCT of his objection to the 12/31/01 Net Book Value Calculation, the Principal Securityholder and SCT shall negotiate in good faith to resolve any differences. If, within 30 days following the receipt of such notice by SCT, any of such differences have not been resolved, they shall be resolved by the Auditors and the Auditors' special purpose audit report thereon within 30 days or as promptly as reasonably practicable thereafter and the resulting 12/31/01 Net Book Value Calculation, as reflecting any modifications recommended by the Auditors in order for the ABT 12/31/01 Net Book Value to conform to the requirements of this Agreement, shall be final, binding and not subject to any appeal. The fees and expenses of the Auditors in connection with any such resolution shall be paid by the Securityholders, pro rata, if the 12/31/01 Net Book Value Calculation is not modified or is reduced as a result of the Auditors' special purpose audit, or by SCT, if the 12/31/01 Net Book Value Calculation is increased as a result of the Auditors' special purpose audit.

                     (b) If the ABT 12/31/01 Net Book Value is a negative number and such number is greater than negative Two Hundred Thousand Dollars (-$200,000), then the Securityholders shall pay, on a pro rata basis, such difference to SCT (the "Merger Consideration Adjustment") as follows:

                          (i) If the Merger Consideration Adjustment is greater
than the aggregate value of the Escrow Amount,

                              (A) the Merger Consideration Adjustment shall
first be paid from the Escrow Amount on a pro rata basis until the Escrow Amount is reduced to zero, then

                              (B) the Securityholders shall pay to SCT the
remaining portion of the Merger Consideration Adjustment in cash by wire transfer of immediately available funds; or

                          (ii) If the Merger Consideration Adjustment is equal
to or less than the aggregate value of the Escrow Amount, the Merger Consideration Adjustment shall be paid from the Escrow Amount on a pro rata basis until the Merger Consideration Adjustment is paid in full.

                     (c) The payments in respect of the Merger Consideration Adjustment, if any, shall be made to SCT on the later of (such later date, the "Adjustment Payment Date") (A) the date that the Principal Securityholder and SCT agree on the 12/31/01 Net Book Value Calculation or (B) the date that the 12/31/01 Net Book Value Calculation becomes final and binding upon the parties in accordance with this Section 2.4.

              2.4.2. Bradford College. If at any time or from time to time during the period beginning on the date hereof and ending on the two-year anniversary of the Closing Date, ABT, the Surviving Corporation or SCT receives any Bradford College Payments, such amounts shall be deposited into escrow with the Escrow Agent in accordance with the terms of the Escrow Agreement. Each such deposit into escrow shall be allocated and deposited into each of the sub-accounts established by the Escrow Agreement by multiplying the total amount deposited by a fraction, the numerator of which shall equal the amount of the Initial Escrow Deposit deposited into such sub-account on the Closing Date and the denominator of which shall equal the aggregate amount of the Initial Escrow Deposit deposited in all sub-accounts on the Closing Date.

         2.5. Effect of the Merger. Upon the consummation of the Merger, ABT will be a wholly-owned subsidiary of SCT.

         2.6. Consummation of the Merger. On the Closing Date, the parties hereto will cause the Merger to be consummated by filing a properly executed Articles of Merger and other appropriate documents executed in accordance with the Pennsylvania BCL in respect of the Merger, with the Department of State of the Commonwealth of Pennsylvania (the "Articles of Merger") (the time that such filings are made on the date of the Closing being the "Effective Time" of the Merger).

         2.7. Articles of Incorporation; By-Laws; Directors and Officers. The articles of incorporation of ABT immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time and such articles of incorporation shall continue in full force and effect until thereafter amended and changed in accordance with the provisions thereof and the Pennsylvania BCL. The by-laws of ABT immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation after the Effective Time and such by-laws shall continue in full force and effect until thereafter amended and changed in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and the Pennsylvania BCL. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time, until their successors are duly elected and qualified in accordance with the by-laws of the Surviving Corporation and the Pennsylvania BCL.

         2.8. Conversion of Securities in the Merger. At the Effective Time and without any action on the part of SCT, Acquisition Sub, ABT, the Securityholders or any other holders of any of the securities of any of such corporations:

              2.8.1. each share of issued and outstanding ABT Common Stock immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Fully Diluted Per Share Amount, and as a result thereof, the holders thereof shall, in the aggregate, have the right to receive such amounts as set forth on SCHEDULE 1 (subject to Sections 2.2.2 and 2.3);

              2.8.2. each share of issued and outstanding ABT Preferred Stock immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the sum of (i) the product of (A) the Fully Diluted Per Share Amount, multiplied by (B) the number of shares of ABT Common Stock such share of ABT Preferred Stock would be convertible into at the Effective Time in accordance with ABT's Charter Documents, plus (ii) the Closing Preferred Stock Per Share Payment, and as a result thereof, the holders thereof shall, in the aggregate, have the right to receive such amounts as set forth on SCHEDULE 1 (subject to Sections 2.2.2 and 2.3);

              2.8.3. each share of capital stock of ABT that is held in the treasury of ABT shall be canceled and retired and no cash or other consideration shall be paid or delivered in exchange therefore;

              2.8.4. each outstanding stock option, warrant or other right to purchase any shares of capital stock of ABT (each a "Convertible Security and collectively, the "Convertible Securities") other than each Convertible Security exercisable for ABT Preferred Stock (the "Preferred Warrants"), whether or not then exercisable or vested, shall be canceled in exchange for the right to receive an amount equal to the difference between (i) the Fully Diluted Per Share Amount and (ii) the exercise price for such Convertible Security, and as a result thereof, the holders thereof shall, in the aggregate, have the right to receive such amounts as set forth on SCHEDULE 1 (subject to Sections 2.2.2 and 2.3);

              2.8.5. each Preferred Warrant, whether or not then exercisable or vested, shall be canceled in exchange for the right to receive an amount equal to the difference between (i) the product of (A) the Fully Diluted Per Share Amount, multiplied by (B) the number of shares of ABT Common Stock such Preferred Warrant (assuming exercise of such Preferred Warrant into shares of ABT Preferred Stock as of the Effective Time) would be convertible into at the Effective Time in accordance with ABT's Charter Documents, and (ii) the exercise price for such Preferred Warrant, and as a result thereof, the holders thereof shall, in the aggregate, have the right to receive such amounts as set forth on
SCHEDULE 1 (subject to Section2 2.2.2 and 2.3);

              2.8.6. each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         2.9. Dissenting Shares.

              2.9.1. Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of ABT held by a holder who has duly exercised and perfected appraisal rights for such shares in accordance with the Pennsylvania BCL and who, at the Effective Time, has not withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent the right to receive the consideration for Shares of ABT as provided in Section
2.2 and 2.8 hereof, and the holder of Dissenting Shares shall be entitled only to such rights as are provided by the Pennsylvania BCL.

              2.9.2. If any holder of Dissenting Shares shall withdraw or lose his or her appraisal rights, then as of the later of the Effective Time or the withdrawal or loss of such appraisal rights, such holder's shares of capital stock shall automatically be converted into and represent only the right to receive the consideration for such shares as provided for in, and subject to the terms and conditions of, Sections 2.2 and 2.8 hereof, without interest thereon.

              2.9.3. To the extent that SCT, Acquisition Sub or the Surviving Corporation makes any payment or payments in respect of Dissenting Shares, SCT, Acquisition Sub or the Surviving Corporation shall be entitled to recover under the terms of Section 10 hereof the aggregate amount by which such payment or payments exceed the consideration that otherwise would have been payable in respect of such Dissenting Shares.

3. Closing.

         3.1. Location; Date. The closing for the Transactions (the "Closing") shall be held at the offices of Pepper Hamilton LLP in Philadelphia on February 28, 2002, or at such other date and place as may be mutually agreed by the parties (the "Closing Date").

         3.2. Deliveries. At the Closing and as a condition to Closing:

              3.2.1. ABT, the Principal Securityholder and/or the
Securityholders, as the case may be, shall deliver to SCT:

                     (a) Stock certificates representing all of the Shares, which certificates shall be duly endorsed for transfer or accompanied by duly executed stock powers in form reasonably satisfactory to SCT, and to which all required transfer tax stamps shall be affixed;

                     (b) Instruments evidencing the Convertible Securities;

                     (c) All of the Required Consents;

                     (d) The ABT President, the Principal Securityholder and the Securityholders' Certificate, duly executed by ABT, the Principal Securityholder and the Securityholders;

                     (e) The ABT Secretary's Certificate, duly executed by ABT;

                     (f) The Material Adverse Change Certificate, duly executed by ABT and the Principal Securityholder;

                     (g) The SCD Legal Opinion, duly executed by SCD;

                     (h) A Worker Confidentiality Agreement, in the form of EXHIBIT B attached hereto (the "Worker Confidentiality Agreements") for each of the Securityholders who is also an Employee or independent contractor of ABT and is set forth on SCHEDULE 3.2.1(H) hereof, duly executed by each such Securityholder;

                     (i) A General Release, in the form of EXHIBIT C attached hereto, from each of the Securityholders who is also an Employee and is set forth on SCHEDULE 3.21.(I) hereof (the "Employee Securityholders"), duly executed by each of the Employee Securityholders;

                     (j) A General Release, in the form of EXHIBIT D attached hereto, from each of the Securityholders other than Employee Securityholders (the "Nonemployee Securityholders") (collectively, the "Nonemployee Releases"), duly executed by each of the Nonemployee Securityholders;

                     (k) An Employment Agreement by and between SCT and David Moldoff on the form attached hereto as EXHIBIT E (the "Moldoff Employment Agreement"), duly executed by David Moldoff;

                     (l) The Escrow Agreement, duly executed by each of the Securityholders, the Principal Securityholder and the Escrow Agent;

                     (m) A Counterpart Signature Page duly executed by each Securityholder that has not executed this Agreement as of the date hereof;

                     (n) The Articles of Merger, duly executed by ABT.

                     (o) The Preferred Shareholders' Waivers, duly executed by the Preferred Shareholders and the holders of the Preferred Warrants, or the Preferred Designation Amendment; and

                     (p) Such other documents, instruments, certificates and agreements as may be reasonably required by SCT to consummate and give effect to the transactions contemplated by this Agreement.

              3.2.2. SCT and/or Acquisition Sub, as the case may be, shall deliver to the Securityholders:

                     (a) The cash comprising the Closing Payment;

                     (b) The SCT Officer's Certificate, duly executed by SCT;

                     (c) The Acquisition Sub Officer's Certificate, duly executed by Acquisition Sub;

                     (d) The SCT Secretary's Certificate, duly executed by SCT;

                     (e) The Acquisition Sub Secretary's Certificate, duly executed by Acquisition Sub;

                     (f) The Escrow Agreement, duly executed by SCT;

                     (g) The Moldoff Employment Agreement, duly executed by SCT;

                     (h) The Articles of Merger, duly executed by Acquisition
Sub;

                     (i) The Pepper Legal Opinion, duly executed by Pepper; and

                     (j) Such other documents, instruments, certificates and agreements as may be reasonably required by ABT or the Securityholders to consummate and give effect to the transactions contemplated by this Agreement.

              3.2.3. SCT and/or Acquisition Sub shall deliver to the Escrow Agent cash comprising the Escrow Amount.

         3.3. Executive Employment Agreements. At the Closing, SCT shall offer employment effective as of the Effective Time to each of the ABT Executives in accordance with the terms of the form of employment agreement attached hereto as EXHIBIT F (the "Executive Employment Agreement"). If any of the ABT Executives desires to accept employment with SCT as of the Effective Time in accordance with such ABT Executive's respective Executive Employment Agreement, such ABT Executive shall execute such ABT Executive's respective Executive Employment Agreement not later than the Closing Date (each of the Executive Employment Agreements executed by the ABT Executives collectively referred to as the "Signed Executive Employment Agreements") against the signature thereon by SCT. If any of ABT Executives fail to execute and deliver his or her respective Executive Employment Agreement at the Closing, such individual shall continue as an at-will employee after the Effective Time.

         3.4. Termination. In the event that the Closing shall not have taken place on or before March 15, 2002, or such later date as shall be mutually agreed to in writing by SCT and the Principal Securityholder, all of the rights and obligations of the parties under this Agreement shall terminate without Liability, except for Liability if the Closing does not occur and this Agreement terminates by reason of a default or breach by any party hereto.

4. Representations and Warranties of ABT, the Principal Securityholder and the Securityholders. Except with respect to Sections 4.3.2, 4.4.2, 4.5, 4.6 and 4.30 hereof, with respect to which each Securityholder individually, severally (and not jointly) and each of ABT and the Principal Securityholder, jointly and severally, represent and warrant to SCT, each of ABT and the Principal Securityholder, jointly and severally, and the Securityholders (other than the Principal Securityholder), severally, represent and warrant to SCT as follows:

         4.1. Organization and Standing. ABT is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. ABT has employees resident in the states set forth on SCHEDULE 4.1. ABT is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, except where the failure to be duly qualified and in good standing have not had, does not have, or could not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. ABT does not have any subsidiaries or any stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture, trust or other legal entity.

         4.2. Charter Documents. ABT has heretofore furnished to SCT a complete and correct copy of its Charter Documents, each as amended to date. The Charter Documents are in full force and effect and ABT is not is in violation of any provision of the Charter Documents.

         4.3. Capitalization and Ownership.

              4.3.1. ABT's capital stock consists of (i) 3,000,000 shares of common stock, $0.001 par value per share, of which only 623,877 shares are currently issued and outstanding (the "ABT Common Stock") and (ii) 1,000,000 shares of preferred stock, $0.001 par value per share, of which 110,000 shares are designated as a class of preferred stock known as "Preferred Stock," of which 102,000 shares are designated as a series of the Preferred Stock known as "Preferred Stock, Series A" and 100,002 shares of Preferred Stock, Series A are currently issued and outstanding (the "ABT Preferred Stock"). SCHEDULE 4.3.1 sets forth the current stock holdings of ABT, including the name and address of each shareholder and the number of Shares per class owned by each such shareholder. SCHEDULE 4.3.1 also sets forth all of the Convertible Securities, including the names and address of each holder, the exercise price of such security, the current vesting of such security and the class of capital stock such security is exercisable for. All of the ABT Common Stock and the ABT Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon ABT, and were issued in compliance with all applicable Charter Documents of ABT and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of ABT, other than the ABT Common Stock and the ABT Preferred Stock, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the ABT Common Stock and the ABT Preferred Stock. Except as set forth on SCHEDULE 4.3.1, there are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any one or more of the Securityholders or ABT at any time, or upon the happening of any stated event, any capital stock or other securities of ABT, whether or not presently issued or outstanding; (b) no outstanding securities of ABT that are convertible into or exchangeable for capital stock or other securities of ABT; and (c) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from ABT any such convertible or exchangeable securities.

              4.3.2. Each Securityholder owns all of the ABT Common Stock, the ABT Preferred Stock and/or the Convertible Securities owned by such Securityholder free and clear of any Liens.

              4.3.3. Except as set forth on SCHEDULE 4.3.3, ABT has not issued and sold any Additional Shares (as such term is defined in ABT's articles of incorporation) for a consideration per share less than the Conversion Price (as such term is defined in ABT's articles of incorporation).

              4.3.4. SCHEDULE 4.3.4 sets forth the accrued but unpaid dividends on the Preferred Stock, Series A of ABT for all periods up to an including the date hereof and the per diem rate that such dividends shall accrue after the date hereof.

         4.4. Authority and Binding Effect.

              4.4.1. Each of ABT, the Principal Securityholder and the Securityholders has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and, except as set forth on
SCHEDULE 4.4.1(A), has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of ABT. Except as set forth on SCHEDULE 4.4.1(B), this Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of ABT, the Principal Securityholder and the Securityholders, as the case may be, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

              4.4.2. Except as set forth on SCHEDULE 4.4.2, this Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of each of the Securityholders, enforceable against such Securityholder in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

         4.5. Validity of the Transactions. Except for any consents specified in
SCHEDULE 4.5 (the "Required Consents"), neither the execution and delivery of this Agreement by ABT, the Principal Securityholder and the Securityholders nor the consummation of the Transactions or the Second Stage Merger (i) will contravene or violate any Law or Court Order which is applicable to ABT, the Principal Securityholder or one or more of the Securityholders, (ii) will result in a Default under, or require the consent or approval of any party to, any Contract (including any Customer Contract) relating to the Business or to or by which ABT, the Principal Securityholder or one or more of the Securityholders is a party or otherwise bound or affected, or (iii) require ABT, the Principal Securityholder or one or more of the Securityholders to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

         4.6. Restrictions. Neither ABT, the Principal Securityholder nor any one or more of the Securityholders is a party to any Contract (including any Customer Contract) or subject to any restriction or any Court Order or Law which adversely affects ABT, the Assets or the Business or affects or restricts the ability of ABT, the Principal Securityholder or one or more of the Securityholders to consummate the Transactions.

         4.7. Third-Party Options. There are no existing Contracts, options, commitments or rights with, to or in any third party to acquire ABT, any of the Assets or any interest therein or in the Business.

         4.8. Financial Statements; Books of Account.

              4.8.1. ABT has delivered the following to SCT prior to the date hereof:

                     (a) the balance sheet of ABT as of December 31, 1999 and December 31, 2000 and the related statements of income for the 12-month periods then ended which have been reviewed by Smart and Associates, certified public accountants (the "Reviewed Financial Statements"); and

                     (b) the balance sheet of ABT as of December 31, 2001 (the "Balance Sheet Date" and the "Current Balance Sheet") and the related statement of income for the 12-month period then ended (collectively, the "Internal Financial Statements") (the Internal Financial Statements and the Reviewed Financial Statements collectively referred to as the "Financial Statements");

              4.8.2. The Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes) on an accrual basis and fairly present the financial position and results of operations of ABT at the dates and for the periods covered. All Liabilities of ABT at the Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Current Balance Sheet.

              4.8.3. The books of account of ABT fairly reflect, in accordance with GAAP, (a) all transactions relating to ABT and (b) all items of income and expense, assets and liabilities and accruals relating to ABT. ABT has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of ABT.

         4.9. Taxes.

              4.9.1. ABT has duly and timely filed or delivered all Tax Returns required to be filed or delivered on or before the Closing Date and all such Tax Returns are true, correct and complete.

              4.9.2. Except as set forth on SCHEDULE 4.9.2, ABT has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

              4.9.3. The amount of ABT's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Current Balance Sheet, and the amount of ABT's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of ABT on the Closing Date.

              4.9.4. There are no ongoing audits, examinations or claims against ABT for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. To ABT's knowledge, no such audits, examinations or claims have otherwise been threatened.

              4.9.5. ABT has a taxable year ended on December 31, in each year since its inception on July 23, 1976 (the "Inception Date").

              4.9.6. ABT currently utilizes the cash method of accounting for income Tax purposes and such method of accounting has not changed since the Inception Date.

              4.9.7. ABT has deducted or withheld and paid over to the proper taxing authorities all Taxes required to have been deducted or withheld and paid over, and complied with all information reporting, withholding and backup withholding requirements, including maintenance of required records with respect thereto.

              4.9.8. Copies of the following have been delivered to SCT: (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Tax Returns of ABT for the last three (3) taxable years.

              4.9.9. There are (and as of immediately following the Closing there will be) no Liens on the Assets of ABT relating to or attributable to Taxes.

              4.9.10. There is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets of ABT or otherwise might be reasonably expected to have a Material Adverse Effect.

              4.9.11. ABT has never filed a consent under Section 341(f) of the Code concerning collapsible corporations.

              4.9.12. ABT has not been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date hereof or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

              4.9.13. ABT is not subject to any adjustments under Section 481 of the Code and there has been no change of control of ABT for purposes of Section 382 of the Code.

              4.9.14. ABT has not at any time been a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and ABT has not assumed the Tax liability of any other person under any Contract.

              4.9.15. ABT (A) has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, (B) does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust joint venture or other legal entity, and (C) has no liability for the Taxes of any person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

              4.9.16. There is no agreement, plan or arrangement, written or otherwise, covering any employee or independent contractor or former employee or independent contractor of ABT or any of its Affiliates, that, considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

              4.9.17. ABT is not now and has never been a "United States real property holding corporation", as defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2(b), and the Company has filed with the Internal Revenue Service all statements, if any, with its Tax Returns which are required under Treasury Regulation Section 1.897-2(h).

         4.10. Undisclosed Liabilities. ABT has no Liabilities except for:

              4.10.1. those Liabilities adequately and specifically set forth or reserved for on the Current Balance Sheet and not heretofore paid or discharged;

              4.10.2. those Liabilities arising in the ordinary course of business under any Contract (including Customer Contracts) specifically disclosed on a Schedule to this Agreement; and

              4.10.3. those Liabilities incurred in the ordinary course of business since the Balance Sheet Date and not heretofore paid or discharged.

         4.11. Intellectual Property.

              4.11.1. SCHEDULE 4.11.1 contains a complete and accurate list of all Proprietary Rights used in and/or necessary to the conduct of the Business of ABT as currently conducted or currently contemplated to be conducted (collectively, the "Intellectual Property"), specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item. Whether or not identified on SCHEDULE 4.11.1, the defined term "Intellectual Property" includes, without limitation, the following: (1) all Software acquired by ABT, (2) all Software developed by or on behalf of ABT (for its own account or for the account of others), (3) all Software currently contemplated, marketed, distributed, or otherwise furnished or made available by ABT to others (the "ABT Products"), and (4) all Software used by ABT to provide services to others, including software development, maintenance and support services. The Intellectual Property constitutes all Proprietary Rights used by ABT or necessary to make, use, sell, import, reproduce, market, distribute, perform, display or otherwise furnish or make available any and all ABT Products.

              4.11.2. SCHEDULE 4.11.2 contains a true and complete list of (i) all Software owned by or exclusively licensed to ABT, (ii) all Software owned, in whole or part, by third parties and licensed to ABT (whether for internal use, sub-licensing or re-licensing to third parties, or otherwise) (other than shrink wrap Software), (iii) all Software licensed (or sublicensed) to a third party by ABT or otherwise authorized by ABT to be used by a third party, (iv) all licenses and agreements pursuant to which ABT licenses or sublicenses Software from other persons, (v) all agreements pursuant to which ABT distributes the Software to other persons through a third party (the "Distributor Agreements"), (vi) all of the Contracts in which the third party distributing the Software has the exclusive or non-exclusive right to distribute Software, with such exclusive Contracts specifically designated on SCHEDULE
4.11.2 as exclusive Contracts and (vii) a list of all persons known to ABT to whom ABT licenses or sells Software directly. Neither ABT, nor, to the knowledge of ABT or the Principal Securityholder, any other party is in breach of or default under any such license or other agreement and each such license or other agreement is as of the date hereof and immediately following the Closing shall be valid and in full force and effect.

              4.11.3. No third party that has licensed any Intellectual Property to ABT has ownership rights or license rights to improvements made by or for ABT in such Intellectual Property.

              4.11.4. ABT owns, or otherwise has the exclusive right to use, and has the right to bring actions for the infringement or other violation of all Intellectual Property.

              4.11.5. Except as set forth in SCHEDULE 4.11.1, all Intellectual Property developed by or for ABT was conceived, reduced to practice, reduced to tangible form, written or otherwise created solely by employees of ABT. To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than ABT or its employees, ABT has a written agreement with such person with respect thereto, and ABT thereby has obtained ownership of, and is the exclusive owner of, such Intellectual Property therein by operation of law or by valid and enforceable assignment or other agreement. Any such assignment or agreement was and is sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to ABT and, to the maximum extent provided for by, and in accordance with, applicable Laws, ABT has recorded each such assignment with the relevant governmental authorities, including without limitation the U.S. Patent and Trademark Office, the U.S. Copyright Office, and their respective equivalents in any relevant foreign jurisdiction.

              4.11.6. No Securityholder or director, officer, employee (including both current and former employees), consultant (including both current and former consultants) or independent contractor (including both current and former independent contractors) of ABT or any Affiliate of ABT owns, directly or indirectly, in whole or in part, any Intellectual Property, nor has any such person asserted any claim of ownership of, or interest in, the Intellectual Property. No Affiliate of ABT has asserted or may assert any claim of ownership of, or interest in, the Intellectual Property.

              4.11.7. ABT has taken all reasonable steps that are required to protect ABT's rights in the Intellectual Property, including without limitation the preservation and protection of all confidential information and trade secrets of ABT.

              4.11.8. The business operations of ABT as currently conducted or as currently contemplated to be conducted and the Intellectual Property do not and will not infringe, dilute, misappropriate or otherwise violate the Proprietary Rights of any third party, and no claim is pending or has been made, notice given, or dispute arisen to that effect. No third party is infringing or misappropriating any Proprietary Rights of ABT. With respect to the infringement or misappropriation by ABT of the Proprietary Rights of any third party, ABT has not agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission.

              4.11.9. ABT owns all right, title and interest in and to all of the Intellectual Property, including, without limitation, all derivative works and modifications thereto, listed in SCHEDULE 4.11.1, and all such Intellectual Property is valid and in full force, is held of record in the name of ABT free and clear of all Liens other than Permitted Liens, and is not the subject of any cancellation or reexamination proceeding or any other proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by ABT or may affect the validity, use or enforceability of the Intellectual Property. ABT is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registration indicated in SCHEDULE 4.11.1, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

              4.11.10. ABT has the right to use, pursuant to valid licenses, all Software development tools, library functions, compilers and all other third-party Software that are used in or necessary to the conduct of the Business as currently conducted or currently contemplated to be conducted or that are required to create, modify, compile, operate or support any Software or is incorporated into any of the ABT Products. Without limiting the foregoing, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is or was Intellectual Property or is incorporated into any ABT Product.

              4.11.11. Except as set forth on SCHEDULE 4.11.11, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property. No current or former employee, consultant or independent contractor of ABT, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has, to ABT's or the Principal Securityholder's knowledge, performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for ABT.

              4.11.12. Except as set forth on SCHEDULE 4.11.12(1), the consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Contracts relating to Intellectual Property to which ABT is a party. Following the Closing, except as set forth on SCHEDULE 4.11.12(2), SCT and/or any of its Affiliates will be permitted to exercise all of ABT's rights under such Contracts to the same extent ABT would have been able had the Transactions not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which ABT would otherwise be required to pay.

              4.11.13. Neither this Agreement nor the Transactions will result in (i) SCT or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, including without limitation the release of any source code from any escrow, or (ii) SCT or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its current and future businesses.

              4.11.14. No (i) product, technology, service or publication of ABT, (ii) material published or distributed by ABT, or (iii) conduct or statement of ABT, constitutes a defamatory statement or, to the knowledge of ABT or the Principal Securityholder, false advertising, or otherwise violates any Law.

              4.11.15. All of the ABT Products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Date/Time Compliant"); and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the ABT Information Technology is Date/Time Compliant, and will not cause an interruption in the ongoing operations of ABT's business on or after January 1, 2000. For purposes of the foregoing, the term "ABT Information Technology" shall mean and include all Software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by ABT in the conduct of its Business, or purchased by ABT from third party suppliers.

              4.11.16. ABT has not disclosed, or allowed to be disclosed, verbally or in writing, any Confidential Information of ABT to any Person other than a Person having a written obligation to ABT to be at least as protective of the Confidential Information of ABT as is required by the Worker Confidentiality Agreements.

              4.11.17. SCHEDULE 4.11.17 contains a complete and accurate list of
(i) all Contracts relating to the Intellectual Property or any other Software pursuant to which ABT has a present or continuing obligation to make any payments, including without limitation royalty payments, to any third party, and
(ii) with respect to the foregoing Contracts, the specific present or continuing obligation to make payments to the third party, including without limitation the specific royalty fees and payment schedules.

              4.11.18. Except as set forth on SCHEDULE 4.11.18, ABT has no present or future commitments to incorporate any functionality or enhancement (including, without limitation, corrections, fixes, resolutions, patches, avoidance procedures, work-arounds or the like to alleged defects or errors) into any standard general release version of the ABT Products.

              4.11.19. The cost of ABT's outstanding obligations (i) to perform or re-perform for its customers any installation, implementation, warranty, maintenance, modification, upgrade, enhancement, consulting or other services in connection with any ABT Products, and (ii) to deliver, license or develop ABT Products to or for its customers, does not exceed the aggregate payments to be received from those customers attributable to each such obligation.

         4.12. Accounts Receivable. Except as set forth on SCHEDULE 4.12, all Accounts Receivable of ABT as set forth on the Current Balance Sheet or arising since the Balance Sheet Date (a) have arisen only in the ordinary course of business for goods sold and delivered or services performed and (b) are collectible in full at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor, (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 120 days after the Closing Date.

         4.13. Inventory. ABT has no inventory.

         4.14. Title to Assets; All Tangible Assets. ABT owns outright all of the Assets, including the assets and properties set forth on the Current Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except Permitted Liens. SCHEDULE 4.14 sets forth accurate lists and summary descriptions of all tangible Assets owned by ABT. SCHEDULE 4.14 also sets forth all leases, Licenses and other Contracts to which ABT is a party or is otherwise bound which relate in whole or in part to the foregoing.

         4.15. Condition of Assets. The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business and constitute all of the assets which are necessary to the operation of the Business. Except pursuant to leases described on any Schedule hereto, no person other than ABT owns any vehicles, equipment or other tangible Assets situated on the facilities used by ABT (other than immaterial items of personal property owned by ABT's employees).

         4.16. Real Property. All real property (including, all interests in and rights to real property) and improvements located thereon which are leased by ABT are listed on SCHEDULE 4.16 (individually, a "Lease" and collectively, the "Leases"). ABT has no ownership interests of any kind in, or rights to, any real property or improvements, except solely for leasehold interests in the real property and improvements listed on SCHEDULE 4.16 pursuant to the leases described on SCHEDULE 4.16. Each of the Leases is in full force and effect in accordance with its respective terms and ABT is the holder of the lessee's or tenant's interest thereunder. To the knowledge of ABT or the Principal Securityholder, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. ABT has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Leases. ABT has paid all rents and other charges to the extent due and payable under the Leases. There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than ABT any right to the possession, use, occupancy or enjoyment of any real property leased by ABT or any portion thereof.

         4.17. Contracts.

              4.17.1. SCHEDULE 4.17.1 sets forth complete and accurate lists or descriptions of all Customer Contracts and all forms of Customer Contracts are attached to SCHEDULE 4.17.1.

              4.17.2. Except pursuant to leases which are reflected in the Financial Statements, none of the Assets is leased by ABT from any third party, whether affiliated or unaffiliated with ABT.

              4.17.3. Except as disclosed on SCHEDULE 4.17.3, ABT is not a party to any:

                     (a) Contract with any present or former employee, consultant or independent contractor;

                     (b) Contract for the future purchase of, or payment for, supplies, products, Intellectual Property or services or the use thereof;

                     (c) Contract to sell or supply products, or to perform services other than any Contract for consulting services entered into with a customer in the ordinary course of business;

                     (d) representative or sales agency Contract;

                     (e) Contract limiting or restraining it from engaging or competing in any lines or business with any Person;

                     (f) license, franchise, distributorship, co-development, joint marketing, value-added reseller, alliance or other similar agreement; or

                     (g) material Contract not otherwise disclosed herein.

              4.17.4. Except as set forth on SCHEDULE 4.17.4, there are no Customer Contracts to which ABT has an obligation to provide any services other than on a time and materials basis. Any Customer Contract set forth on SCHEDULE
4.17.4 shall specifically state the level of services that ABT is obligated to provide after the date hereof on a percentage completion basis and the fixed price fee applicable to such services.

              4.17.5. Except as set forth on SCHEDULE 4.17.5, ABT is not a party to any Contract to which license fees or any other fees owed after the date hereof to ABT are discounted in any respect from ABT's standard pricing.

              4.17.6. Except as set forth on SCHEDULE 4.17.6, ABT is not a party to any Contract to which license fees or any other fees owed after the date hereof to ABT are subject to most favored nations or customer pricing.

              4.17.7. Except as set forth on SCHEDULE 4.17.7, ABT is not a party to any Contract to which price increases in annual recurring fees owed after the date hereof to ABT are limited in any respect.

              4.17.8. Except as set forth on SCHEDULE 4.17.8, ABT is not a party to any Contract to which any party other than ABT has after the date hereof an express right of refund of license or other fees or an express right of liquidated damages.

              4.17.9. Except as set forth on SCHEDULE 4.17.9, ABT is not a party to any Contract to which any party other than ABT has (or which may have after the occurrence of certain events) after the date hereof a perpetual license in any ABT Products.

              4.17.10. Except as set forth on SCHEDULE 4.17.10, ABT is not a party to any Contract in which ABT has an obligation after the date hereof to provide fixes, corrections or resolutions to alleged defects or errors in the ABT Products within specified time periods.

              4.17.11. Except as set forth on SCHEDULE 4.17.11(I), there are no Contracts in which the ABT Products or ABT services are subject to acceptance testing or other acceptance criteria after the date hereof. Except as set forth on SCHEDULE 4.17.11(II), all of the Contracts set forth on SCHEDULE 4.17.11(I) have been deemed accepted and ABT has fully performed all of its obligations relating to acceptance.

              4.17.12. All of the Contracts (including all Customer Contracts) to which ABT is a party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity). ABT has fulfilled, and has taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts. All parties to such Contracts have complied with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to ABT. There are no provisions of, or developments affecting, any such Contract which might prevent ABT from realizing the benefits thereof whether before or after the completion of the Transactions. With respect to any of such Contracts that are leases, ABT has not received any notice of, nor is the Principal Securityholder aware of, cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

         4.18. Employees/Independent Contractors.

              4.18.1. SCHEDULE 4.18.1 sets forth the names of each of the present employees of ABT (each an "Employee" and collectively, the "Employees"), together with the following information for each of the Employees: current annual salary rates or current hourly wages, position and site of employment, average number of hours worked per week, date of the last salary increase, date of commencement of employment and a summary of salary, bonuses and other compensation, if any, paid or payable for or in respect of that portion of the 2001 calendar year ending on December 31, 2001. SCHEDULE 4.18.1 also sets forth the 2000 and 2001 earnings for each of the Employees as required to be reflected on Form W-2 for the 2000 and 2001 calendar year. Except as disclosed on SCHEDULE 4.18.1, each of the Employees is employed by ABT on an at-will basis, and ABT has no Contract with any of the Employees.

              4.18.2. SCHEDULE 4.18.2 sets forth the names of each current independent contractor retained by ABT and the current rate of compensation paid to each such independent contractor. SCHEDULE 4.18.2 specifies the site at which each such independent contractor performs services. SCHEDULE 4.18.2 also sets forth the 2000 and 2001 earnings for each such independent contractor as required to be reflected on Form 1099 for the 2000 and 2001 calendar year. All such independent contractors (and all other independent contractors who have previously rendered services to ABT) have in the past and continue to be legally, properly and appropriately treated as non-employees for all federal, state, local and foreign tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any governmental authority, or by any tribunal or commission, that any such independent contractor (or any other independent contractor who has previously rendered services to ABT) constitutes an employee of ABT.

         4.19. Licenses. SCHEDULE 4.19 sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by ABT. ABT owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens except Permitted Liens. ABT is not in Default, nor has it received any notice of, nor is ABT or the Principal Securityholder aware of, any claim of Default, with respect to any such License. Except as otherwise governed by Law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. No present or former shareholder, director, officer or employee of ABT, any Affiliates of any of them, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any License which ABT owns, possesses or uses.

         4.20. Compliance with Law and Court Orders. ABT is not in violation of any Law or Court Order, and the Assets have not been used or operated by ABT or any other Person in violation of any Law or Court Order. All Court Orders to which ABT is a party or subject are listed on SCHEDULE 4.20. ABT has made all filings or notifications required to be made by it under any Laws applicable to ABT. Neither ABT nor the Principal Securityholder, and to the knowledge of ABT or the Principal Securityholder, no officer, employee or agent of, or any consultant to ABT (a) has used any corporate funds of ABT to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.

         4.21. Claims. Except as disclosed on SCHEDULE 4.21: (a) there is no Litigation pending or threatened against ABT; (b) there is no dispute or disagreement pending or threatened in writing between ABT and any of its customers or suppliers; (c) neither ABT nor the Principal Securityholder knows of any event that has occurred, and no claim has been asserted, that might result in Litigation against ABT; and (d) to the knowledge of ABT or the Principal Securityholder, there is no reasonable basis for any such claim. All pending or threatened Litigation is fully covered by insurance except to the extent described in SCHEDULE 4.21.

         4.22. Insurance. SCHEDULE 4.22 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by ABT, copies of which have been made available to SCT. All such policies are in full force and effect and ABT has not committed any Default thereunder. No written notice of cancellation or non-renewal has been received by ABT with respect to any of such policies.

         4.23. Labor Matters.

              4.23.1. ABT does not have, never has had nor is negotiating any collective bargaining agreements, labor contracts, letters of understanding or any other Contract with any labor union or other representative of employees. There has been no labor union organizing activities or any other work protected concerted activities against ABT. There have been no strikes, slowdowns, picketing or work stoppages by any union or other group of employees against ABT, nor have there been any unfair labor practice charges or complaints, grievances, administrative, arbitration or court proceedings or orders between ABT and any present or former employees of ABT. There have been no secondary boycott with respect to ABT's products, lockout by ABT of any of its employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened.

              4.23.2. ABT is unaware of any claim or charge made or filed by any person, nor has ABT received notice reflecting an intention to make any claim or charge, under any Law relating to employees or employment practices. ABT has not received notice of the intent of any federal, state, local or foreign governmental authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to ABT and no such investigation is in progress, has occurred in the past or, to ABT's or the Principal Securityholder's knowledge, threatened.

              4.23.3. ABT has complied and is in compliance with all Laws relating to the employment of its employees, including, but not limited to, those relating to wages, hours, compensation and overtime compensation, benefits, discrimination in employment, immigration, unemployment insurance, workers' compensation insurance and labor relations, and ABT is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing.

              4.23.4. ABT has never taken and is not taking any action that would require any compliance under the Worker Adjustment and Retraining Notification Act or similar state or local law ("WARN"). If applicable, ABT shall comply with its obligations under WARN and make the appropriate notifications thereunder.

         4.24. Employee Benefit Plans.

              4.24.1. Attached hereto as SCHEDULE 4.24 is a list of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multiemployer plans and all multiple employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA) which are currently maintained and/or sponsored by ABT, or to which ABT currently contributes, or has or has had an obligation to contribute in the past, present or future (including, any such plan or arrangement created by any agreements, including any employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements disclosed in SCHEDULE 4.17.3), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). SCHEDULE 4.24 sets forth each plan or arrangement that would have been an employee pension or welfare benefit plan but for its termination within the past three years.

              4.24.2. ABT has no liability with respect to any benefit plans or arrangements other than the Plans. All Plans are in compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been administered, operated and managed in accordance with their governing documents.

              4.24.3. The Plans marked on SCHEDULE 4.24 as "Qualified Plans" are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a "Qualified Plan"). Except as set forth on SCHEDULE 4.24, each of the Qualified Plans have been determined by the Internal Revenue Service to be and is currently so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report have been made available to SCT. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Tax Returns) have been timely filed or distributed.

              4.24.4. Neither ABT, nor to the knowledge ABT or the Principal Securityholder, the Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available.

              4.24.5. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA; and ABT does not currently have (nor at the Closing Date will have) any Liability whatsoever (including being subject to any statutory Lien to secure payment of any such Liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty with respect to any such Plan.

              4.24.6. Neither ABT nor any ERISA Affiliate of ABT (as defined in ERISA Section 4001(a)(3)) has ever had (or at the Closing Date will have) any obligation whatsoever to contribute to any "multiemployer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal Liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred directly or indirectly by ABT.

              4.24.7. ABT has not made plans or commitments, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan. No statement, either written or oral, has been made by ABT to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to ABT. All Plans may be amended or terminated without penalty by ABT at any time on or after the Closing.

              4.24.8. All persons classified by ABT as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; ABT has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and ABT has no obligations to provide benefits with respect to such persons under Plans or otherwise. ABT does not employ nor has employed any "leased employees" as defined in Section 414(n) of the Code.

              4.24.9. Except as set forth on SCHEDULE 4.24:

                     (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the Internal Revenue Service;

                     (b) no Plan is now or ever has been subject to the provisions of Title IV of ERISA;

                     (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported to the Pension Benefit Guarantee Corporation;

                     (d) the valuation of assets of any Qualified Plan subject to Title IV of ERISA, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under such Qualified Plan in accordance with the assumptions contained in the Laws of the PBGC governing the funding of terminated defined benefit plans;

                     (e) with respect to Plans which qualify as "group health plans" under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, ABT has materially complied (and on the Closing Date will have complied) with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable Laws; ABT does not have any direct or indirect material liability or is (and will be) subject to any material loss, assessment, excise tax, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by ABT, at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against ABT or the Principal Securityholder with respect to such group health plans; and no group health plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment.

                     (f) ABT is not now nor within the past five years has it been a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

                     (g) ABT has not incurred any liability for excise, income or other Tax or penalty with respect to any Plan and there is no pending or, to the knowledge of ABT or the Principal Securityholder, threatened Litigation, investigation, or disputed claim, settlement or adjudication with respect to any Plan, or (other than routine claims for benefits) with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such);

                     (h) each Plan under which ABT has exercised or will exercise discretion necessary or appropriate to effect the transactions contemplated by this Agreement validly provides ABT with the necessary discretion, and ABT has validly taken all such discretionary actions necessary under each Plan to allow for the completion of the transactions contemplated by this Agreement, or will validly take such action prior to Closing;

                     (i) No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting or acceleration of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Plan or other Contract of ABT will be considered "excess parachute payments" under
Section 280G of the Code.

                     (j) ABT has paid all amounts that it is required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans and as required in accordance with GAAP; the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof; and

                     (k) ABT has not incurred Liability under Section 4062, 4063 or 4064 of ERISA.

         4.25. Transactions with Affiliates. Except as disclosed in SCHEDULE
4.17.3 or SCHEDULE 4.25, no Affiliate of ABT or the Principal Securityholder has: (a) borrowed money or loaned money to ABT which remains outstanding or (b) any contractual arrangements with ABT involving future payments to or by ABT exceeding Five Thousand Dollars ($5,000) in the aggregate (aggregating for such purpose the Principal Securityholder, all Affiliates of the Principal Securityholder and all Affiliates of ABT).

         4.26. Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on SCHEDULE 4.26, since the Balance Sheet Date, ABT has conducted its Business in the ordinary course and there has not been with respect to its Business:

              4.26.1. any change that has had or might be reasonably expected to have a Material Adverse Effect;

              4.26.2. any increase in the compensation payable or to become payable to any director, employee or consultant, except for increases for such directors, employees or consultants made in the ordinary course of business;

              4.26.3. any other change in any employment or consulting arrangement, except for such changes made in the ordinary course;

              4.26.4. any payment to any consultant or employee not in accordance with such consultant's or employee's 2001 compensation levels;
4.26.5. any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

              4.26.6. other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

              4.26.7. any distributions or payments to any Affiliate of ABT;

              4.26.8. any capital expenditure involving in any individual case more than Fifteen Thousand Dollars ($15,000);

              4.26.9. declaration or payment of any dividend or other distribution on its capital stock; or

              4.26.10. any incurrence of any debts for money borrowed.

         4.27. Environmental Matters. Except as disclosed on SCHEDULE 4.27 hereto, (a) no releases of Hazardous Materials (as defined in this Section 4.27) have occurred at or from any property during the period it was owned or leased by ABT or, to the knowledge of ABT or the Principal Securityholder at any other time, (b) there are no past, pending, or threatened Environmental Claims (as defined in this Section 4.27) against ABT, (c) there are no underground storage tanks owned by ABT, or located at any facility owned or operated by ABT, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit (each as defined in this Section 4.27) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by ABT, or to give rise to any legal liability under the Environmental Laws pertaining to any property now or, to the knowledge of ABT or the Principal Securityholder, at any other time owned, operated, leased or otherwise used by ABT, (e) neither the Principal Securityholder nor ABT has received a request under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by ABT, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property on account of ABT's use or ownership of such property, (g) any contaminant levels resulting from any releases of Hazardous Materials at or from the properties now or, to the knowledge of ABT or the Principal Securityholder, at any other time owned, operated, leased or otherwise used by ABT meet applicable remediation standards under applicable Environmental Law, (h) to the knowledge of ABT or the Principal Securityholder, none of the properties owned, operated, leased or otherwise used by ABT are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss.9601 et seq.) ("CERCLA"), the CERCLA Information System, or any comparable state or local environmental database, (i) to the knowledge of ABT or the Principal Securityholder, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by ABT, (j) neither the Principal Securityholder nor ABT has provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit term or other requirement of Environmental Laws and (k) there is no liability with respect to the cleanup or investigation at any facility or property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by ABT or, to the knowledge of ABT or the Principal Securityholder, by any other party. As used in this
Agreement:

                     (a) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of ABT or any facility or property at which ABT disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation the employees of ABT seeking damages for exposure to Hazardous Materials;

                     (b) "Environmental Laws" means all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;

                     (c) "Environmental Permit" means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

                     (d) "Hazardous Material" means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local governmental authority or the United States of America, including without limitation any material or substance that is: (A) defined as a "hazardous substance", "regulated substance" or "solid waste" under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos,
(D) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251 et seq. (33 U.S.C. ss. 1321), (E) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6903), (F) defined as a "hazardous substance" pursuant to section 101 of the CERCLA, (G) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. ss.136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. ss.11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. ss.300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. ss.651 et seq.

         4.28. Additional Information. SCHEDULE 4.28 contains, to the extent not described in some other Schedule hereto, accurate lists and summary descriptions of the following:

              4.28.1. the names of all present officers and directors of ABT;

              4.28.2. the names, address and stock ownership of each of the Securityholders;

              4.28.3. the names and addresses of every bank and other financial institution in which ABT maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

         4.29. Corporate Records. The minute book of ABT is current and contains correct and complete copies of all Charter Documents of ABT, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the secretary or an assistant secretary, and the records of ABT are current, correct and complete and reflect the issuance of all of the securities of ABT to the Securityholders.

         4.30. Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of ABT, the Principal Securityholder or one or more of the Securityholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.

         4.31. Relationship With Customers. ABT has used its best efforts to maintain good working relationships with all of its customers. ABT's Contracts and customer relationships which have been terminated or cancelled during the past year are set forth and described on SCHEDULE 4.31. SCHEDULE 4.31 also contains a list of the names of each of the fifty (50) customers who, in the aggregate for the fiscal year ended in 2001, were the largest dollar volume customers of ABT, indicating the dollar amount of sales to each such customer and the names of the ABT employees or independent contractors who are primarily responsible for servicing such customers as of the date hereof. Except as set forth on SCHEDULE 4.31, none of such customers has terminated or indicated an intention or plan to terminate any Contract with ABT, or all or a material part of the purchases of goods or services from ABT historically made by such customer, and neither ABT nor the Principal Securityholder has any reason to believe that any of such customers may terminate any Contract with ABT, or all or a material part of such purchases, whether by reason of the Merger or for any other reason. Except as set forth on SCHEDULE 4.31, ABT has not received notice of, and neither ABT nor the Principal Securityholder knows of any basis for, any material complaint by any of its customers. Except as set forth on SCHEDULE 4.31, none of the employees or independent contractors primarily responsible for servicing customers listed thereon has indicated an intention or plan to terminate his or her employment or relationship, as the case may be, with ABT.

         4.32. Product or Service Liability. There is no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to ABT's or the Principal Securityholder's knowledge, threatened against or involving ABT relating to any services performed by ABT and alleged to have been defective or improperly rendered, or any products or software delivered or sold by ABT which are alleged to be defective or not in compliance with contractual requirements.

         4.33. Product and Service Warranties. Set forth on SCHEDULE 4.33 are the standard forms of product warranties and guarantees utilized by ABT together with all other material product and service warranties and guarantees used by ABT. During ABT's 2001 fiscal year, no claims for breach of product or service warranties or guarantees to customers have been received by ABT which were not, or will not be, fully satisfied by the replacement of the allegedly defective or damaged products by ABT.

         4.34. Statements and Other Documents Not Misleading. Neither this Agreement, including all schedules and exhibits, nor any other financial statement, document or other instrument heretofore or hereafter furnished by ABT or the Principal Securityholder to SCT in connection with the Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to ABT or the Principal Securityholder which may have a Material Adverse Effect which has not been set forth in this Agreement (including all schedules and exhibits) or the other documents furnished to SCT on or prior to the date hereof in connection with the transactions contemplated hereby.

         4.35. Personal Guaranties. SCHEDULE 4.35 sets forth all of the Liabilities of ABT that are personally guaranteed by David Moldoff (the "Moldoff Personal Guaranties")

5. Representations and Warranties of SCT. SCT and Acquisition Sub, jointly and severally, hereby represent and warrant to ABT and the Securityholders as follows:

         5.1. Organization and Standing. SCT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, having all requisite corporate power and authority to perform its obligations under this Agreement.

         5.2. Authority and Binding Effect. Each of SCT and Acquisition Sub has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by SCT and Acquisition Sub has been duly authorized by all necessary corporation action. This Agreement constitutes the legal, valid and binding obligation of SCT and Acquisition Sub, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

         5.3. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by SCT and Acquisition Sub nor the consummation of the Transactions by SCT and Acquisition Sub will contravene or violate any Court Order which is applicable to SCT or Acquisition Sub, or the Charter Documents of SCT or Acquisition Sub, or will result in a Default under any Contract to which SCT or Acquisition Sub is a party or by which it is otherwise bound.

6. Pre-Closing Covenants.

         6.1. Access. From the date of this Agreement to the Closing Date, the Securityholders and ABT shall give SCT and its counsel, accountants and other representatives access during normal business hours to the premises of the Business, personnel, counsel, accounts and other representatives of ABT and furnish to SCT and such representatives all such additional documents and information with respect to the Business as SCT may from time to time request. The Securityholders and ABT agree that no investigation by SCT or its representatives shall affect or limit the scope of the representations and warranties of the Securityholders and ABT herein or limit the liability of the Securityholders and ABT for any breach of such representations and warranties.

         6.2. No Solicitation, Etc. Prior to the Closing:

              6.2.1. ABT and the Securityholders shall not, directly or indirectly, make, solicit, initiate, consider or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or any equity interest in, ABT or any other similar transaction or business combination. ABT and the Securityholders shall cease immediately and cause to be terminated all contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify SCT of each such termination. ABT and the Securityholders shall cause the financial and other advisors and representatives of them to comply with each of the covenants contained in this Section 6.2; and

              6.2.2. ABT and the Securityholders shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities referred to in Section 6.2.1 hereof. Should the Securityholders or ABT receive any proposal, inquiry or contact about any of the other activities referred to in Section 6.2.1 hereof, ABT or the Securityholders, as the case may be, shall by the close of the next Business Day give written notice thereof to SCT and also shall promptly provide SCT with such information regarding such proposal, inquiry or contact as SCT may request.

         6.3. Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date, ABT agrees that ABT will, and the Principal Securityholder agrees, to cause ABT to:

              6.3.1. conduct the Business only in the ordinary course. Without limiting the generality of the foregoing, ABT will expend efforts to collect its accounts receivable in the ordinary course and will not compromise, reduce or cancel any accounts receivable, and ABT will pay and discharge accounts payable in a manner and a time frame in the ordinary course;

              6.3.2. use its best efforts to preserve intact the current business organization of ABT, keep available the services of the current officers, employees, and agents of ABT, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with ABT;

              6.3.3. use its best efforts to obtain in writing as promptly as possible all Required Consents;

              6.3.4. (i) use its best efforts to duly comply with all applicable Laws, (ii) perform all of its Liabilities without default, (iii) maintain its corporate existence in good standing in the jurisdictions of its incorporation and its due qualification in good standing in all jurisdictions in which it is so qualified and (iv) maintain all of its books and records in the usual, regular and ordinary manner on a basis consistent with past practices;

              6.3.5. not (i) make any change in its Charter Documents or its authorized, issued or outstanding capital stock, (ii) grant any options or other rights to acquire, whether directly or contingently, any of its capital stock,
(iii) declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its shares of capital stock; or (iv) sell, rent, lease or otherwise dispose of any of its Assets, except in the ordinary course of business;

              6.3.6. except in the ordinary course of business, not (i) incur any indebtedness for money borrowed, (ii) make any capital expenditures or commitments for capital expenditures in excess of Fifteen Thousand Dollars ($15,000) in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iv) create or suffer to exist any new Liens,
(v) enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees or (vi) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto;

              6.3.7. at its own expense, maintain (i) all of the properties used or useful in the Business in good operating condition and repair, ordinary wear and tear excepted and (ii) all insurance covering the Business, employees and Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof;

              6.3.8. confer with SCT concerning operational matters of a material nature;

              6.3.9. otherwise report periodically to SCT concerning the status of the Business;

              6.3.10. not, without the prior consent of SCT, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
4.26 is likely to occur; and

              6.3.11. not (i) make or change any Tax election; (ii) settle or compromise any material federal, local or foreign income Tax Liability; (iii) enter into any Tax sharing, allocation, compensation or like arrangement; (iv) request any Tax ruling; or (v) change any accounting method or period.

         6.4. Update of Schedules. Prior to the Closing, ABT, the Principal Securityholder and the Securityholders shall promptly disclose to SCT in writing any information set forth in the Schedules hereto which has become inaccurate and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof. Such disclosure shall not limit or affect any of SCT's rights hereunder for or with respect to any misrepresentation or breach of warranty by ABT, the Principal Securityholder or the Securityholders or such Persons failure to fulfill any covenant, agreement or condition contained in this Agreement.

         6.5. Telephone Service and Internet Access. ABT and each of the Securityholders agree to take such actions prior to the Closing as shall be necessary in order for all telephone numbers and Internet websites, e-mail addresses and other electronic communication systems, currently used in connection with the Business to remain in operation for continued use by the Surviving Corporation following the Closing.

         6.6. Benefit Plans. Between the date hereof and the Closing Date, ABT shall maintain in full force and effect the Plans as they pertain to ABT's employees or former employees and, in connection therewith:

              6.6.1. Plan Changes. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, ABT shall not adopt, terminate, amend, extend, or otherwise change any Plans without the prior written consent of SCT, and ABT and the Securityholders shall give SCT prior written notice of ABT's intention to take any such action required by law or necessary to continue the qualified status of any Plans as they pertain to ABT's employees or former employees.

              6.6.2. Contributions and Payments. ABT shall not make, cause to be made, or agree to make any contribution, award, or payment under any Plans as they pertain to ABT's employees or former employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of SCT.

              6.6.3. Termination of Plans. At the request of SCT, the Principal Securityholder and ABT shall take all actions necessary to fully and finally terminate the Plans effective as of the Closing Date or such other date as shall be specified by SCT.

         6.7. Securityholder Signatures. ABT and the Principal Securityholder shall use its and his best efforts to obtain prior to Closing from each Securityholder that has not executed this Agreement as of the date hereof (i) a counterpart signature page to this Agreement, in the form of EXHIBIT G, whereby such Securityholder agrees to be bound by the terms and conditions of this Agreement (each a "Counterpart Signature Page") and (ii) all other Transaction Documents that require such Securityholder's signature.

         6.8. Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Merger, or as the other party hereto may reasonably request in order to carry out this Agreement and the transactions contemplated hereby. SCT, Acquisition Sub, ABT and the Principal Securityholder shall use their best efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the transactions contemplated hereby.

7. Post-Closing Covenants.

         7.1. Confidential Information. From and after the Closing, no Securityholder shall divulge, communicate or use in any way, any Confidential Information of ABT or the Business.

         7.2. Moldoff Personal Guaranties. From and after the Closing Date, SCT and the Surviving Corporation shall use commercially reasonable efforts to have David Moldoff discharged from the Moldoff Personal Guaranties.

         7.3. Benefit Plans. All employees of ABT shall be given credit under SCT's benefit plans, programs and policies (excluding any equity based programs) for all employment service prior to the Closing Date, for purposes of eligibility and vesting.

         7.4. Further Assurance. The Principal Securityholder and the Securityholders shall do or cause to be done such further acts and things and deliver or cause to be delivered to SCT and/or the Surviving Corporation such additional assignments, agreements, powers, and instruments as SCT and/or the Surviving Corporation may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto SCT and the Surviving Corporation its rights, powers, and remedies hereunder and thereunder.

8. Conditions Precedent to Obligations of SCT and Acquisition Sub. All obligations of SCT and Acquisition Sub to consummate the Transactions are subject to the satisfaction (or waiver by SCT) prior thereto of each of the following conditions:

         8.1. Required Consents. SCT shall have received the Required Consents without any modification that SCT deems unacceptable;

         8.2. Ancillary Documents. SCT shall have received from ABT and the Securityholders executed copies of the respective Transaction Documents to which ABT and/or all one or more of the Securityholders are parties;

         8.3. Representations and Warranties; Performance of Obligations. All of the representations and warranties of ABT, the Principal Securityholder and the Securityholders contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Principal Securityholder, the Securityholders and ABT on or before the Closing Date shall have been duly complied with, performed or satisfied; and SCT shall have received a certificate dated the Closing Date and signed by ABT, the Principal Securityholder and the Securityholders to the foregoing effects (the "ABT President, Principal Securityholder and Securityholders' Certificate");

         8.4. ABT Secretary's Certificate. SCT shall have received a certificate dated as of the Closing Date and signed on behalf of ABT by its Secretary to the effect that (i)(A) the certified copy of the articles of incorporation for ABT, certified by the Department of State of the Commonwealth of Pennsylvania, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the by-laws of ABT, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (C) the resolutions of the Board of Directors and shareholders of ABT, attached to such certificate approving the execution and delivery of this Agreement and the approval of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of ABT executing this Agreement and any of the other Transaction Documents are incumbent officers of ABT and that the specimen signatures on such certificate or certificates are their genuine signatures; and (iii) ABT is presently existing and in good standing in the state of its formation and in each jurisdiction ABT is required to qualify as a foreign corporation (the "ABT Secretary's Certificate"). A certificate of good standing for each applicable jurisdiction for clause (iii) above certified by the applicable governmental authority as of a date not more than 10 days prior to the Closing Date shall be attached to the ABT Secretary Certificate as an exhibit.

         8.5. Material Adverse Changes. Since December 31, 2001, there has been no Material Adverse Effect, and there shall be no conditions existing or, to ABT's or any of the Securityholders' knowledge, threatened, which might be reasonably expected to have a Material Adverse Effect, and SCT shall have received a certificate signed by ABT and the Principal Securityholder to the foregoing effects (the "Material Adverse Change Certificate");

         8.6. Minimum 12/31/01 Net Worth Amount. SCT shall not have reasonably determined, based on all data and information available to SCT on the Closing Date, that ABT 12/31/01 Net Book Value (if such number is a negative number) is greater than negative Seven Hundred Fifty Thousand Dollars (-$750,000);

         8.7. Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against ABT which (a), if decided adversely to ABT, might be reasonably expected to have a Material Adverse Effect, or (b) seeks to restrain or questions the validity or legality of the Transactions;

         8.8. SCD Legal Opinion. SCT shall have received a legal opinion of Swartz, Campbell & Detweiler ("SCD"), counsel to each of ABT and the Securityholders, substantially in the form set forth on EXHIBIT H attached hereto (the "SCD Legal Opinion");

         8.9. Counterpart Signature Pages. SCT shall have received a Counterpart Signature Page from each Securityholder that has not executed this Agreement as of the date hereof;

         8.10. Anti-Dilution. SCT shall have received either (i) a duly executed and valid and enforceable waiver and agreement from each of the Preferred Shareholders and each of the holders of the Preferred Warrants whereby each such Preferred Shareholder and such holder of the Preferred Warrants agrees to waive any anti-dilution rights that such Preferred Shareholder or such holder of the Preferred Warrants has, or may have, pursuant to paragraph 4 of the designations of the Preferred Stock, Series A set forth in ABT's articles of incorporation, arising out of, relating to, or in connection with, ABT's issuance and/or sale of any Additional Shares (including without limitation, any Additional Shares set forth on Schedule 4.3.3) for a consideration per share less than the Conversion Price in effect immediately prior to such issue (as such terms are defined in ABT's articles of incorporation), other than such rights in connection with ABT's issuance and sale of 100,000 shares of ABT Common Stock to
C. Smith on December 27, 1996 at a price equal to $2.00 per share (the "Smith Dilutive Issuance") (collectively, the "Preferred Shareholders' Waivers") or
(ii) a copy of the articles of incorporation for ABT, certified by the Department of State of the Commonwealth of Pennsylvania, wherein the designations of the ABT Preferred Stock shall have been amended to expand the definition of "Excepted Shares" (as such term is defined in ABT's articles of incorporation) to include any Additional Shares (including without limitation, any Additional Shares set forth on Schedule 4.3.3) issued or sold by ABT after August 1, 1986 for a consideration per share less than the Conversion Price in effect immediately prior to such issue (as such terms are defined in ABT's articles of incorporation), other than the Smith Dilutive Issuance (collectively, the "Preferred Designation Amendment"); and

         8.11. Merger Filing. The Articles of Merger shall have been accepted for filing by the Department of State of the Commonwealth of Pennsylvania.

9. Conditions Precedent to Obligations of ABT, the Principal Securityholder and the Securityholders. All obligations of ABT, the Principal Securityholder and the Securityholders to consummate the Transactions are subject to the satisfaction (or waiver by ABT, the Principal Securityholder and the Securityholders) prior thereto of each of the following conditions:

         9.1. Merger Filings. The Articles of Merger shall have been accepted for filing by the Department of State of the Commonwealth of Pennsylvania;

         9.2. Ancillary Documents. The Securityholders shall have received from SCT, Acquisition Sub and the Surviving Corporation executed copies of the respective Transaction Documents to which SCT, Acquisition Sub and/or the Surviving Corporation are parties;

         9.3. SCT's Representations and Warranties; Performance of Obligations. All of the representations and warranties of SCT contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by SCT on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Securityholders shall have received a certificate dated the Closing Date and signed by an appropriate officer of SCT to the foregoing effects (the "SCT Officer's Certificate");

         9.4. Acquisition Sub's Representations and Warranties; Performance of Obligations. All of the representations and warranties of Acquisition Sub contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Acquisition Sub on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Securityholders shall have received a certificate dated the Closing Date and signed by an appropriate officer of Acquisition Sub to the foregoing effects (the "Acquisition Sub Officer's Certificate");

         9.5. SCT Secretary's Certificate. The Securityholders shall have received a certificate dated as of the Closing Date and signed on behalf of SCT by its Secretary or any Assistant Secretary to the effect that (i)(A) the certified copy of the certificate of incorporation for SCT, certified by the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the by-laws of SCT, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (C) the resolutions of the Board of Directors of SCT, attached to such certificate approving the execution and delivery of this Agreement and the approval of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of SCT executing this Agreement and any of the other Transaction Documents are incumbent officers of SCT and that the specimen signatures on such certificate or certificates are their genuine signatures; and (iii) SCT is presently existing and in good standing in the state of its formation (the "SCT Secretary's Certificate"). A certificate of good standing for each applicable jurisdiction for clause (iii) above certified by the applicable governmental authority as of a date not more than 10 days prior to the Closing Date shall be attached to SCT Secretary Certificate as an exhibit;

         9.6. Acquisition Sub Secretary's Certificate. The Securityholders shall have received a certificate dated as of the Closing Date and signed on behalf of Acquisition Sub by its Secretary or any Assistant Secretary to the effect that
(i)(A) the certified copy of the articles of incorporation for Acquisition Sub, certified by the Department of State of the Commonwealth of Pennsylvania, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the by-laws of Acquisition Sub, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (C) the resolutions of the Board of Directors and sole shareholder of Acquisition Sub, attached to such certificate approving the execution and delivery of this Agreement and the approval of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of Acquisition Sub executing this Agreement and any of the other Transaction Documents are incumbent officers of Acquisition Sub and that the specimen signatures on such certificate or certificates are their genuine signatures; and (iii) Acquisition Sub is presently existing and in good standing in the state of its formation (the "Acquisition Sub Secretary's Certificate"). A certificate of good standing for each applicable jurisdiction for clause (iii) above certified by the applicable governmental authority as of a date not more than 10 days prior to the Closing Date shall be attached to the Acquisition Sub Secretary Certificate as an exhibit; and

         9.7. Pepper Legal Opinion. The Securityholders shall have received a legal opinion of Pepper Hamilton LLP ("Pepper"), counsel to SCT, substantially in the form set forth on EXHIBIT I (the "Pepper Legal Opinion").

10. Indemnification.

         10.1. By ABT, the Principal Securityholder and the Securityholders (severally but not individually). To the extent provided in this Section 10, prior to the Closing Date ABT and the Principal Securityholder shall, jointly and severally, and the Securityholders (other than the Principal Securityholder) shall, severally, and from and after the Closing, the Principal Securityholder shall, jointly and severally, and the Securityholders (other than the Principal Securityholder) shall, severally, indemnify and hold SCT, Acquisition Sub and the Surviving Corporation, and each of SCT's, Acquisition Sub's and the Surviving Corporation's successors and assigns, and each of SCT's, Acquisition Sub's and the Surviving Corporation's officers, directors, employees, shareholders, agents, Affiliates and any Person who controls SCT, Acquisition Sub or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified SCT Party") harmless from and against:

              10.1.1. Notwithstanding any due diligence review by any Indemnified SCT Party or other knowledge by any Indemnified SCT Party, any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified SCT Party in connection therewith) (collectively, "Damages") that such Indemnified SCT Party may sustain, suffer or incur and that result from, arise out of or relate to:

                     (a) any inaccuracy of any representation or warranty of ABT, the Principal Securityholder or the Securityholders in this Agreement (other than any representation or warranty in Sections 4.3.2, 4.4.2, 4.5, 4.6 and 4.30 of this Agreement), the Transaction Documents or any certificate or other writing delivered by or on behalf of ABT, the Principal Securityholder or the Securityholders in connection herewith or therewith;

                     (b) any nonfulfillment of any covenant or agreement on the part of ABT, the Principal Securityholder or the Securityholders set forth in this Agreement or any Transaction Document;

                     (c) any breach by any officer or director of ABT of any fiduciary duty owed by such officer or director to the Securityholders, which breach occurred prior to, in connection with or as a result of the Closing and the transactions contemplated to take place at Closing;

                     (d) payments made by SCT, Acquisition Sub or the Surviving Corporation in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Shares;

                     (e) except to the extent reserved for or otherwise accrued (excluding reserves for deferred Taxes) on the Current Balance Sheet and except for Taxes of ABT set forth on SCHEDULE 10.1.1(E) attached hereto, any and all Taxes of ABT, the Principal Securityholder or any Securityholder, or any of their respective Affiliates, that accrued or that relate to a period ending on or prior to the Closing Date, including but not limited to (A) any Taxes imposed on ABT, the Principal Securityholder, any Securityholder or any of their respective Affiliates, as a result of any of the Transactions, (B) any Liability of ABT or any of its Affiliates under any Tax allocation, sharing, indemnification or similar arrangement, whether or not written, (C) any Liability resulting from the termination of ABT or any of its Affiliates as a member of any consolidated, affiliated, combined, unitary or other similar Tax group, or (D) any Taxes imposed on ABT or any of its Affiliates under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar Tax group for any taxable period commencing before the Closing Date (in each case without regard to any information provided on the Schedules hereto or otherwise disclosed or made available to, whether in writing or otherwise, or known by, any Indemnified SCT Party);

                     (f) the matters disclosed on SCHEDULE 10.1.1(F); and

              10.1.2. any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

         10.2. By ABT, the Principal Securityholder and the Securityholders (individually and severally). To the extent provided in this Section 10, prior to the Closing Date ABT and the Principal Securityholder shall, jointly and severally, and the Securityholders shall, individually and severally, and from and after the Closing, the Principal Securityholder shall, jointly and severally, and the Securityholders shall, individually and severally, indemnify and hold each Indemnified SCT Party harmless from and against:

              10.2.1. any Damages that such Indemnified SCT Party may sustain, suffer or incur and that result from, arise out of or relate to any inaccuracy of any representation or warranty in Sections 4.3.2, 4.4.2, 4.5, 4.6 and 4.30 of this Agreement; and

              10.2.2. any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

         10.3. By SCT, Acquisition Sub and the Surviving Corporation. To the extent provided in this Section 10, SCT, Acquisition Sub and the Surviving Corporation shall, jointly and severally, indemnify and hold the Principal Securityholder and the Securityholders, and each of their heirs, successors and assigns (each, an "Indemnified ABT Party") harmless from and against:

              10.3.1. any Damages that such Indemnified ABT Party may sustain, suffer or incur and that result from, arise out of or relate to:

                     (a) any inaccuracy of any representation or warranty of SCT or Acquisition Sub contained in this Agreement or any certificate or other writing delivered by or on behalf of SCT or Acquisition Sub in connection herewith; and

                     (b) any nonfulfillment of any covenant or agreement of SCT, Acquisition Sub or the Surviving Corporation contained in this Agreement;

                     (c) from and after the Closing Date (only), the Moldoff Personal Guaranties; and

              10.3.2. any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.3.

         10.4. Procedure for Claims.

              10.4.1. An Indemnified SCT Party or an Indemnified ABT Party that desires to seek indemnification under any part of this Section 10 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

              10.4.2. If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor, but any dispute shall be resolved in accordance with Section 12.6 to the extent that it may be applicable. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

              10.4.3. Notwithstanding any other provision of this Section 10, except as set forth below in this Section and with respect to the provisions regarding a Merger Consideration Adjustment in Section 2.4, an Indemnified Party shall be entitled to indemnification with respect to inaccuracy of any representation or warranty made hereunder only when the aggregate of all Damages to such Indemnified Party exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Threshold Amount") and then such Indemnified Party shall be entitled to indemnification for all of its Damages, including the Damages counted in achieving the Threshold Amount. In addition, the calculation of the Threshold Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this
Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality or the knowledge of a particular party. Notwithstanding the preceding, the Threshold Amount shall not apply with respect to inaccuracy of the representations and warranties in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.4.1, 4.4.2. and 4.9. In no event shall an
Indemnitor be obligated to indemnify an Indemnified SCT Party or an Indemnified ABT Party, as the case may be, under this Section 10 for amounts in excess of the Merger Consideration (the "Cap"). Any amounts payable as a Merger Consideration Adjustment shall be deducted from the Cap.

              10.4.4. In calculating any indemnification payment required to be made pursuant to this Section 10, the amount of such payment shall be increased by the amount of any additional Tax cost incurred by Indemnified Party as a result of the receipt of such payment (including any additional amounts received pursuant to the foregoing) and reduced by the amount of any Tax benefit actually realized by the Indemnified Party in respect of the matter for which indemnification is claimed.

         10.5. Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.4 on or before the applicable "Expiration Date" specified below in this Section 10.5, or the claim under this Section shall be invalid. "Expiration Date" means:

              10.5.1. the date on which the applicable statute of limitations expires with respect to any claim for Damages related to (i) a breach of any covenant or agreement to be performed at least in part after the Closing Date, or (ii) a breach of any representations or warranties of a party to this Agreement that were untrue when made with an actual intent to mislead or defraud;

              10.5.2. for any breach of a representation or warranty set forth in Sections 4.3, 4.4 or 4.14, indefinitely;

              10.5.3. for any breach of a representation or warranty set forth in Sections 4.9, 4.24, 4.27, 4.30 or 4.34, for 60 days after the expiration of the applicable statute of limitations, if any, relating to such matter;

              10.5.4. for any breach of a representation or warranty set forth in Section 4.11 until the third-year anniversary of the Closing Date; and

              10.5.5. for all other claims, until the second-year anniversary of the Closing Date.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

         10.6. Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially harmed by such failure.

         10.7. Escrow; Right of Offset. An Indemnified SCT Party shall be entitled, at its sole discretion, to assert and collect for Damages payable by the Principal Securityholder or the Securityholders, as the case may be, as provided in the Escrow Agreement, against the Escrow Amount of the Principal Securityholder or the Securityholders for all indemnity obligations under this
Section 10.

         10.8. Survival Period. All of the representations and warranties made by each party in this Agreement or in any attachment, exhibit, schedule, certificate, document or list delivered by any such party pursuant hereto or in connection with the Transactions shall survive until the second-year anniversary of the Closing Date, except for: (a) the representations and warranties set forth in Sections 4.3, 4.4 and 4.14, which shall survive indefinitely, (b) the representations and warranties set forth in Section 4.9, 4.24, 4.27, 4.30 and 4.34, which shall survive until the expiration of applicable statute of limitations relating to such matters, and (c) the representations and warranties set forth in Section 4.11, which shall survive until the third-year anniversary of the Closing Date, and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement.

         10.9. No Contribution/Indemnification. The Securityholders agree that they will not seek, nor will he be entitled to, contribution from, or indemnification by, the Surviving Corporation, under ABT's Charter Documents, this Agreement, applicable corporate laws or other Laws or otherwise, in respect of amounts due from the Securityholders to an Indemnified SCT Party under this
Section 10 or otherwise under this Agreement, and the Securityholders will hold the Surviving Corporation and the Indemnified SCT Parties harmless in respect of all such amounts and shall not seek to join the Surviving Corporation in connection with any suit arising under this Agreement. The Principal Securityholder and the Securityholders also agree that they will not make claim against any directors and officers insurance policy maintained by ABT or to be maintained by the Surviving Corporation in respect of amounts due to an Indemnified SCT Party under this Section 10 or otherwise under this Agreement, if the carrier of such insurance policy would have any right of subrogation against ABT or the Surviving Corporation in respect of such claim, and shall indemnify and hold harmless the SCT Indemnified Parties from any such action.

         10.10. Specific Limitation on Indemnified SCT Parties Right to Indemnity. Without otherwise limiting the right of Indemnified SCT Parties to indemnification under Section 10.1.1(a) hereof, no Indemnified SCT Party shall bring a claim for indemnification under Section 10.1.1(a) hereof to the extent such claim directly results from SCT or the Surviving Corporation having made any material change in or to the ABT SOP (as defined below). Notwithstanding the foregoing sentence, or any provision herein or elsewhere to the contrary, SCT and the Surviving Corporation shall be entitled to make whatever changes SCT or the Surviving Corporation shall determine, in its sole discretion, to be necessary or appropriate to ABT's standard operating procedures (determined as of the date hereof) for servicing ABT's customers with respect to the Customer Contracts set forth on SCHEDULE 4.17.1 (the "ABT SOP").

         10.11. Characterization of Indemnification Payments. Except as otherwise required by applicable Law, any indemnification payment made pursuant to this Section 10 shall be treated, for Tax purposes, as an adjustment to the Merger Consideration.

11. Public Announcements. The parties hereto shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange or regulations of the National Association of Securities Dealers, the parties hereto shall not issue any such press release or make any such public statement without the consent of the other parties hereto.

12. Miscellaneous.

         12.1. Tax Matters.

              12.1.1. Tax Returns. The Securityholders shall timely prepare and file, or cause to be prepared and filed, all Tax Returns of ABT for all periods ending on or before the Closing Date, and shall timely pay or cause to be paid all Taxes due pursuant to the filing of any such Tax Returns. Prior to the filing of any Tax Return of ABT described in the preceding sentence that was not filed before the Closing Date, the Securityholders shall provide SCT with a substantially final draft of such Tax Return at least 15 days prior to the due date for such Tax Return. SCT shall notify the Securityholders of any objections that SCT may have to any items set forth in any such draft Tax Return, and SCT and the Securityholders shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of ABT with respect to returns, reports and other filings concerning the income, properties or operations of ABT, except as otherwise required by law or regulation or otherwise agreed to by SCT prior to the filing thereof.

              12.1.2. Allocation of Overlap Period Taxes. All corporate income taxes for the calendar year 2002 shall be the responsibility of SCT. Any other Taxes with respect to ABT that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between the Securityholders and SCT, (i) in the case of real and personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and,
(ii) in the case of other Taxes, as determined from the books and records of ABT during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of ABT. SCT shall, or shall cause ABT to, file any Tax Returns for any Overlap Period, and SCT shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Tax Returns. The Securityholders shall pay SCT the Securityholders' share of any such Taxes (to the extent the Securityholders are liable therefor in accordance with this Section 12.1.2 and to the extent not already paid by ABT or the Securityholders) due pursuant to the filing of any such Tax Returns under the provisions of this Section 12.1.2 within five (5) Business Days of receipt of notice of such filing, which notice shall set forth in reasonable detail the calculations regarding the Securityholders' share of such Taxes.

              12.1.3. Tax Contests. SCT shall have the exclusive right to represent the interests of ABT in any and all Tax audits or administrative or court proceedings relating to Tax Returns. In the event that SCT proposes to compromise or settle any Tax claim, or consents or agree to any Tax Liability, relating to ABT for any period ending on or before the Closing Date, the Securityholders shall have the right to review such compromise, settlement, consent or agreement. Without the prior written consent of the Securityholders which shall not be unreasonably withheld or delayed, SCT shall not agree or consent to compromise or settle any issue or claim arising in any such audit or proceeding, or otherwise agree to or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax Liability of ABT for any period ending on or before the Closing Date.

              12.1.4. Notice. Each of the Securityholders agrees to promptly notify SCT in writing upon receipt by such Securityholder or any Affiliate of such Securityholder of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of ABT.

              12.1.5. Cooperation. After the Closing Date, each of SCT, the Surviving Corporation and each Securityholder agrees to provide each other party with such cooperation and information relating to ABT as such other party may reasonably request in (i) filing any Tax Return, amended Tax Return, or claim for Tax refund, (ii) determining any Tax Liability or right to refund of Taxes,
(iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this
Section 12.1.5.

              12.1.6. Amended Tax Returns. No Securityholder or any Affiliate of any Securityholder shall, without the prior written consent of SCT, file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to ABT for any period ending on or before the Closing Date.

              12.1.7. Tax Sharing Agreements; Powers of Attorney. Any and all existing Tax sharing, allocation, compensation, indemnification or like agreements or arrangements, whether or not written, that include ABT, including without limitation any arrangement by which ABT makes compensating payments to any other Person for the use of certain Tax attributes or for a Tax liability of such Person, shall be terminated as of the day before the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All liabilities of ABT to any other Person (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning ABT shall be terminated as to ABT on or prior to the Closing Date and shall have no further force or effect.

              12.1.8. Transfer Taxes. The Securityholders shall (i) be liable for, shall pay when due, and, pursuant to Section 10.1.1(e), shall indemnify and hold harmless SCT and its Affiliates against, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes imposed on or payable by reason of the Transactions or attributable to the Merger and (ii) at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

              12.1.9. Allocation of Certain Payments. The parties hereto agree that, pursuant to Treasury Regulations ss.1.1502-76(b)(1)(ii)(B), the portion of the Merger Consideration that is payable to Securityholders who acquired Shares or Convertible Securities pursuant to any equity-based incentive compensation plan is properly allocable to the portion of the date of the Effective Time beginning after the Effective Time, and that, accordingly, they shall, and shall cause their respective Affiliates to, consistently treat the payment by SCT of all such amounts, for all United States federal income tax purposes, as occurring at the beginning of the day after the date of the Effective Time.

         12.2. Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

         12.3. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that Acquisition Sub shall be entitled to assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to SCT or to any direct or indirect wholly-owned subsidiary of SCT. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

         12.4. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (e) references to "hereunder" or "herein" relate to this Agreement, and (f) references as to whether ABT "knows" or has "knowledge" of a given fact, circumstance or condition shall include the knowledge of any director, officer or supervising employee of ABT. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         12.5. Specific Performance. Notwithstanding any other provision in this Agreement, any party hereunder shall have the right to right to seek specific performance or injunctive relief to enforce another party's performance of any obligations expressly set forth in this Agreement.

         12.6. Dispute Resolution.

              12.6.1. Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of SCT and the Principal Securityholder. If the parties are unable to resolve such dispute between them within 20 Business Days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section 12.6.

              12.6.2. Resolution of Disputes. Except as otherwise set forth in this Agreement, any controversy or claim shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the Commonwealth of Pennsylvania. The arbitration shall be conducted at the Association's regional office located in the Philadelphia, Pennsylvania area by three arbitrators, at least one of whom shall be knowledgeable in the software industry, one of whom shall be an attorney and one of whom shall be a member of an accounting firm familiar with businesses engaged in software design, programming and implementation. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions to protect its rights and interests, but neither party shall seek any such equitable remedies as a means to avoid or stay arbitration.

         12.7. Expenses. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions, no expenses of the Principal Securityholder or the Securityholders, including, without limitation, the Principal Securityholder's and the Securityholders' legal fees and expenses, shall be paid by or out of any of the assets or properties of ABT, and the Securityholders shall assume all expenses incurred by ABT in connection with the Transactions; provided, however, ABT may pay up to Seventy-Five Thousand Dollars ($75,000) of legal fees in connection with the Transactions.

         12.8. The Securityholders' Representative. The Securityholders hereby authorizes David Moldoff to take all actions necessary to exercise the rights and fulfill the obligations of the Securityholders hereunder and under the Escrow Agreement, including, but not limited to, the delivery and receipt of notices, the resolution of disputes among or involving the Securityholders, and such other actions as shall be appropriate for David Moldoff to take on behalf of one or more of the Securityholders. All such decisions and actions taken by David Moldoff shall be binding upon the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same. Furthermore, SCT and the Escrow Agent shall be entitled to rely conclusively on such written instructions of David Moldoff which (i) state such writing is being delivered pursuant to Section 12.8 of this Agreement, (ii) is executed by David Moldoff and (iii) is being delivered to SCT or the Escrow Agent on behalf of one or more of the Securityholders. Moreover, no party hereunder shall have any cause of action against SCT or the Escrow Agent for any action taken by SCT or the Escrow Agent in reliance upon such instructions or decisions delivered to SCT or the Escrow Agent by David Moldoff. Furthermore, the provisions of this
Section 12.8 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Securityholder to David Moldoff and shall be binding upon the executors, heirs, legal representatives and successors of each Securityholder. Lastly, all fees and expenses incurred by David Moldoff pursuant to this Section 12.8 shall be paid by the Securityholders. Attached hereto as EXHIBIT J is an acknowledgment by David Moldoff, as the representative of the Securityholders.

         12.9. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                           If to SCT or Acquisition Sub:

                               SCT Software & Resource Management Corporation 4 Country View Road
                               Malvern, Pennsylvania 19355
                               Attention: General Counsel
                               FAX:  (610) 578-7457

                               and with a required copy to:

                               Pepper Hamilton LLP
                               3000 Two Logan Square
                               Philadelphia, Pennsylvania 19103-2799
                               FAX: (215) 981-4750
                               Attention: Barry M. Abelson, Esquire

                           If to ABT:

                              Applied Business Technologies, Inc.
                              4631 West Chester Pike
                              Newtown Square, Pennsylvania 19073

                              with a required copy to:

                              Swartz, Campbell & Detweiler
                              1 South Church Street
                              Suite 400
                              West Chester, Pennsylvania 19382
                              FAX:    (610) 692-4936
                              Attention: John Wetzel, Esquire

                  If to the Principal Securityholder or the Securityholders, as the case may be, to the addresses set forth on SCHEDULE 1.

                                    with a required copies to:

                                    David Moldoff
                                    1442 Johnnys Way
                                    West Chester, Pennsylvania 19382
                                    FAX: (610) ____ - ________

                                    Swartz, Campbell & Detweiler
                                    1 South Church Street
                                    Suite 400
                                    West Chester, Pennsylvania 19382
                                    FAX:    (610) 692-4936
                                    Attention: John Wetzel, Esquire

         12.10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.

         12.11. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 [THE REST OF THE PAGE LEFT INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                    APPLIED BUSINESS TECHNOLOGIES, INC.


                                    By: /s/ David Moldoff
                                       -------------------------------
                                       David Moldoff, President


                                    SCT SOFTWARE & RESOURCE MANAGEMENT
                                    CORPORATION


                                    By: /s/ Eric Haskell
                                       ------------------------------
                                       Name: Eric Haskell
                                       Title: Senior Vice President